UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2024

Shockwave Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38829	27-0494101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5403 Betsy Ross Drive

Santa Clara, California 95054

(Address of Principal Executive Offices) (Zip Code)

(510) 279-4262

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	SWAV	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 4, 2024, Shockwave Medical, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Johnson & Johnson, a New Jersey corporation (“Parent”), and Sweep Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of the Company (“Company Shares”) outstanding immediately prior to the Effective Time (other than certain Company Shares owned by Parent, Merger Sub or the Company to be excluded pursuant to the Merger Agreement and Company Shares with respect to which appraisal rights have been exercised) will automatically be converted into the right to receive cash in an amount equal to $335.00 per share (the “Merger Consideration”), without interest thereon and less any applicable withholdings.

At the Effective Time, each Company stock option (“Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, and which has a per share exercise price that is less than the Merger Consideration, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Company Option. In addition, at the Effective Time, each Company Option with a per share exercise price that equals or exceeds the amount of the Merger Consideration will be cancelled for no consideration.

At the Effective Time, each Company restricted stock unit (“Company RSU Award”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time and (ii) the Merger Consideration.

At the Effective Time, each Company performance stock unit for which the performance period has not been completed as of the date of the Merger Agreement (“Company PSU Award”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time (assuming attainment of (A) the actual level of performance for performance metrics for which the relevant performance period has been completed as of the Effective Time and (B) the maximum level of performance as determined under the terms of the applicable award agreement as in effect on the date of the Merger Agreement for performance metrics for which the relevant performance period has not been completed as of the Effective Time) and (ii) the Merger Consideration.

Consummation of the Merger is subject to customary closing conditions, including, without limitation, (i) the accuracy of the representations and warranties of the Company contained in the Merger Agreement (subject to certain materiality exceptions); (ii) the Company’s compliance or performance in all material respects with its covenants and agreements contained in the Merger Agreement to be complied with or performed on or prior to the date of the closing of the Merger; (iii) (A) the expiration or termination without the imposition of a Burdensome Condition of any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any voluntary agreement between Parent, on the one hand, and the U.S. Federal Trade Commission or the U.S. Department of Justice, on the other hand, pursuant to which Parent has agreed not to consummate the Merger until a specified time and (B) the receipt of certain other non-U.S. regulatory approvals without the imposition of a Burdensome Condition; (iv) the absence of any law or order issued or enacted by any governmental authority of competent and applicable jurisdiction that would make illegal, prohibit or otherwise prevent the consummation of the Merger or that would impose a Burdensome Condition; (v) the absence of any pending legal proceeding under any antitrust law brought by any governmental authority of competent and applicable jurisdiction that challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Merger or that would impose a Burdensome Condition; (vi) the adoption of the Merger Agreement by holders of Company Shares representing at least a majority of the outstanding Company Shares; and (vii) other customary conditions. Consummation of the Merger is not subject to a financing condition.

The parties expect the Merger and the other transactions contemplated by the Merger Agreement to close by mid-year 2024. The Merger Agreement provides that as promptly as reasonably practicable after the date of the Merger Agreement (and in any event within 10 Business Days), the Company will prepare and file a preliminary proxy statement relating to the Company’s meeting of its stockholders for the purpose of voting upon the adoption of the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants, including covenants obligating the Company to use commercially reasonable efforts to continue to conduct its business in all material respects in the ordinary course, to cooperate in seeking regulatory approvals and not to engage in certain specified transactions or activities without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). In addition, subject to certain exceptions, the Company has agreed not to solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal or take certain other restricted actions in connection therewith. Notwithstanding the foregoing, if the Company receives a written, bona fide Acquisition Proposal that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, and that the Company’s board of directors (the “Company Board”) determines in good faith, after consultation with its financial advisor and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, the Company may take certain actions to participate in discussions and negotiations and furnish information with respect to such Acquisition Proposal, after providing written notice to Parent of such determination.

The Company Board has resolved to recommend that Company stockholders adopt the Merger Agreement (the “Company Board Recommendation”) and, subject to certain exceptions, will not withdraw, amend, modify or qualify such Company Board Recommendation in a manner adverse to Parent or Merger Sub. However, subject to the satisfaction of certain terms and conditions, the Company and the Company Board, as applicable, are permitted to take certain actions, as more fully described in the Merger Agreement, including changing the Company Board Recommendation and entering into a definitive agreement with respect to a Superior Proposal if, among other things, the Company Board has concluded in good faith after consultation with its outside legal counsel that the failure to take such action would be inconsistent with the Company Board’s fiduciary duties under applicable law (subject to certain customary match rights in favor of Parent).

The Merger Agreement also contains certain customary termination rights in favor of each of the Company and Parent, including the Company’s right, subject to certain limitations, to terminate the Merger Agreement in certain circumstances to accept a Superior Proposal and Parent’s right to terminate the Merger Agreement if the Company Board changes the Company Board Recommendation. In addition, either Parent or the Company may terminate the Merger Agreement if the Merger has not been completed by January 4, 2025, which date will be automatically extended to July 7, 2025 if certain regulatory closing conditions remain the only conditions to not have been satisfied or waived as of January 4, 2025. In connection with a termination of the Merger Agreement under specified circumstances, including due to a change in the Company Board Recommendation, the entry by the Company into a definitive agreement with respect to a Superior Proposal, or certain other triggering events, the Company may be required to pay Parent a termination fee of $448.0 million.

The Company Board has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, (ii) approved the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its covenants and agreements contained in the Merger Agreement and the consummation of the transactions contemplated thereby upon the terms and subject to the conditions contained in the Merger Agreement and (iii) resolved, subject to the terms and conditions set forth in the Merger Agreement, to recommend that the Company Stockholders adopt the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereunder is not complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is hereby filed as Exhibit 2.1 to this Current Report on Form 8-K and incorporated herein by reference. The Merger Agreement and the foregoing description thereof have been included to provide investors and stockholders with information regarding the terms of the Merger Agreement. They are not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of the Merger Agreement, were solely for the benefit of the parties to the Merger Agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the U.S. Securities and Exchange Commission (the “SEC”), and are also qualified in important part by a confidential disclosure schedule delivered by the Company to Parent in connection with the Merger Agreement. Investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

Item 7.01 Regulation FD Disclosure.

On April 5, 2024, the Company and Parent issued a press release announcing the execution of the Merger Agreement, a copy of which is hereby furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 and in Exhibit 99.1 of this Current Report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Cautions Concerning Forward Looking Statements

This communication contains “forward-looking statements” regarding the pending acquisition of the Company by Parent. The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Parent or the Company. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearance under the Hart-Scott-Rodino Antitrust Improvements Act or other applicable antitrust laws will not be obtained; uncertainty as to the percentage of the Company stockholders that will vote to approve the proposed transaction at the Company stockholder meeting; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Parent or the Company during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of security holder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; economic conditions, including currency exchange and interest rate fluctuations; the risks associated with global operations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care services and products; and trends toward health care cost containment.

In addition, there will be risks and uncertainties related to the ability of the Parent family of companies to successfully integrate the programs, products, technologies and employees/operations and clinical work of the Company. A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Parent and the Company can be found in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 16, 2024, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in Parent’s subsequent filings with the SEC, and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 26, 2024, including in the sections captioned “Special Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in the Company’s subsequent filings with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, www.shockwavemedical.com or on request from Parent or the Company. Neither Parent nor the Company undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of the Company by Parent.

In connection with the proposed transaction, the Company intends to file relevant materials with the SEC, including the Company’s proxy statement in preliminary and definitive form. Promptly after filing the definitive proxy statement, the Company will mail the definitive proxy statement and a proxy card to the stockholders of the Company.

INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE COMPANY’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Investors and security holders of the Company are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov, or free of charge from the Company on the Company’s website at www.shockwavemedical.com.

Participants in the Solicitation

Parent and the Company and certain of their respective directors and executive officers, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from security holders of the Company in connection with the proposed transaction. Information about Parent’s directors and executive officers is set forth in Parent’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 13, 2024, and Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 16, 2024. Information about the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2023, and the Company’s Current Reports on Form 8-K filed with the SEC on May 17, 2023 and January 29, 2024. To the extent holdings of Parent’s or the Company’s securities by their respective directors or executive officers have changed since the amounts set forth in such 2024 or 2023 proxy statements, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Investors and security holders of the Company are or will be able to obtain these documents free of charge from the SEC’s website at www.sec.gov, from Parent on Parent’s website at www.jnj.com, from the Company on the Company’s website at www.shockwavemedical.com or on request from Parent or the Company. Additional information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s security holders generally, will be set forth in the Company’s proxy statement relating to the proposed transaction when it becomes available.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated April 4, 2024, by and among Johnson & Johnson, Sweep Merger Sub, Inc. and Shockwave Medical, Inc.*

99.1	Press Release, dated April 5, 2024.

104	The cover page on this Current Report on Form 8-K, formatted in Inline XBRL.

*	Schedules (or similar attachments) have been omitted from this filing pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHOCKWAVE MEDICAL, INC.

Date: April 5, 2024	By:	/s/ Renee Gaeta
Renee Gaeta
Chief Financial Officer

EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

JOHNSON & JOHNSON,

SWEEP MERGER SUB, INC.

and

SHOCKWAVE MEDICAL, INC.

Dated as of April 4, 2024

-i-

TABLE OF CONTENTS

(Continued)

-ii-

TABLE OF CONTENTS

(Continued)

Exhibits

A – Certificate of Incorporation of the Surviving Corporation

-iii-

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of April 4, 2024 by and among Johnson & Johnson, a New Jersey corporation (“Parent”), Sweep Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly owned Subsidiary of Parent (“Merger Sub”), and Shockwave Medical, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, and pursuant to the Merger each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Shares”) (other than Excluded Shares and Dissenting Company Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Company Board has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (b) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (d) directed that this Agreement and the Transactions be submitted to the Company Stockholders for approval and adoption thereby;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have (a) declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement and consummate the Transactions and (b) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation by Parent and Merger Sub, respectively, of the Transactions upon the terms and subject to the conditions contained herein;

WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will adopt this Agreement by written consent immediately following its execution;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the Transactions and to prescribe certain conditions with respect to the consummation of the Transactions; and

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain key employees have entered into retention agreements with the Company.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that contains confidentiality provisions that are not, in the aggregate, less favorable to the Company than the terms of the Confidentiality Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

“Acquisition Proposal” shall mean any offer, proposal or indication of interest (other than an offer, proposal or indication of interest by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions resulting in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of beneficial ownership of more than twenty percent (20%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company; (b) any merger, consolidation, business combination, recapitalization, reorganization or other similar transaction involving the Company or its Subsidiaries (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Stockholders (as a group) immediately prior to the consummation of such transaction, would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing more than twenty percent (20%) of the voting power of the surviving or resulting entity or (ii) as a result of which the Company Stockholders (as a group) immediately prior to the consummation of such transaction would hold, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity; or (c) any sale or disposition of more than twenty percent (20%) of the assets of the Company and its Subsidiaries on a consolidated basis (determined on a fair market value basis); provided, however, the Transactions shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act of 2010.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, any Foreign Antitrust Laws and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Transactions.

“Balance Sheet” shall mean the Company’s audited balance sheet as of December 31, 2023 (the “Balance Sheet Date”), including the footnotes thereto, included in the Company’s Annual Report on Form 10-K for the fiscal year ended on the Balance Sheet Date and filed with the SEC prior to the execution of this Agreement.

“Business Day” shall mean a day, except a Saturday, a Sunday or other day on which the SEC, banks in New York, New York or the Department of State of Delaware are authorized or required by Law to be closed.

“Capped Call Documentation” shall mean (i) the letter agreements regarding the Base Call Option Transaction, each dated as of August 10, 2023, between the Company and each of Bank of America, N.A., Bank of Montreal, Barclays Bank PLC, Morgan Stanley & Co. LLC and Nomura Global Financial Products Inc. and (ii) the letter agreements regarding the Additional Call Option Transaction, each dated as of August 11, 2023, between the Company and each of Bank of America, N.A., Bank of Montreal, Barclays Bank PLC, Barclays Capital Inc., Morgan Stanley & Co. LLC and Nomura Global Financial Products Inc.

“Capped Call Transactions” shall mean the transactions documented under the Capped Call Documentation.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Board” shall mean the Board of Directors of the Company.

“Company Equity Awards” shall mean, collectively, the Company Options, the Company PSU Awards and the Company RSU Awards.

“Company ESPP” shall mean the Shockwave Medical, Inc. Employee Stock Purchase Plan.

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned (or purported to be owned), solely or jointly with any other Person, by, or exclusively licensed (or purported to be exclusively licensed) to, the Company or any of its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each, an “Effect,” and collectively, “Effects”), that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect to the extent resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred, except, in the case of clauses (a) through (f) below, to the extent any such Effect disproportionately impacts the Company and its Subsidiaries relative to other companies operating in the medical device industry, in which case the incremental disproportionate impact of such Effect may be taken into account in determining whether there has occurred, or would reasonably be expected to occur, a “Company Material Adverse Effect”:

(a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(b) conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(c) conditions (or changes in such conditions) in the medical device industry;

(d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(e) earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(f) changes in Law or other legal or regulatory conditions (or the interpretation thereof), any Public Health Measures or any change in any Public Health Measures or changes in GAAP or other accounting standards (or the interpretation thereof);

(g) the announcement of this Agreement or the Transactions, the identity of Parent, Merger Sub or their Affiliates as the acquiror of the Company, any loss of, or any adverse Effect in or with respect to, the relationship of the Company or any of its Subsidiaries, with Governmental Authorities or employees (including departure or termination of any officers, directors, employees or independent contractors of the Company or its Subsidiaries) as a result thereof or in connection therewith, and any Legal Proceedings made or brought on or after the date hereof by current or former Company Stockholders (on their own behalf or on behalf of the Company) directly arising out of this Agreement or the transactions contemplated by this Agreement (provided that the exception set forth in this clause (g) shall not apply with respect to the representations and warranties set forth in Section 3.6 or to the condition set forth in Section 7.2(a)(i) to the extent related to Section 3.6);

(h) (i) any actions taken by Parent or any of its controlled Affiliates or (ii) any actions taken or omitted to be taken by the Company (A) to which Parent has consented in writing, (B) upon the written request of Parent or (C) that are expressly required or prohibited (as applicable) by the terms of this Agreement; provided that clause (C) shall not apply to any action taken or omitted to be taken pursuant to Section 5.1 (unless the Company has requested to take an action that is prohibited by Section 5.1 and Parent has unreasonably withheld, conditioned or delayed its written consent to such action, in which case the failure of the Company to take such action shall not be taken into account in determining whether there has occurred a “Company Material Adverse Effect”); or

(i) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition).

“Company Option” shall mean any option to purchase Company Shares outstanding under the Company Stock Plans or otherwise.

“Company Preferred Stock” shall mean the Preferred Stock, par value $0.001 per share, of the Company.

“Company Product” shall mean any product that is in clinical trials or being manufactured, marketed, sold, commercialized, offered, licensed or distributed by or for the Company or any of its Subsidiaries.

“Company PSU Award” shall mean any award of restricted stock units outstanding under the Company Stock Plans or otherwise with vesting subject to performance-based conditions for which the performance period has not been completed as of the date of this Agreement.

“Company Registered Intellectual Property” shall mean all of the Registered Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted stock units outstanding under the Company Stock Plans or otherwise, excluding any Company PSU Award.

“Company Stock Plans” shall mean the Shockwave Medical, Inc. 2019 Equity Incentive Plan and the Shockwave Medical, Inc. 2009 Equity Incentive Plan.

“Company Stockholders” shall mean holders of Company Shares in their capacity as such.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Continuing Employee” shall mean each employee of the Company or any of its Subsidiaries who, as of the Effective Time, continues his or her employment with Parent, the Surviving Corporation or any of their Subsidiaries.

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Convertible Notes” shall mean the Company’s 1.00% Convertible Senior Notes Due 2028, issued pursuant to the Indenture.

“COVID-19” shall mean the COVID-19 pandemic, including any evolutions or mutations of the COVID-19 disease, and any further epidemics or pandemics arising therefrom.

“DOJ” shall mean the United States Department of Justice or any successor thereto.

“Environmental Law” shall mean all Laws relating to the environment, preservation or reclamation of natural resources, the presence, use, storage, management, registration, labeling, transport or Release of, or exposure to, hazardous or toxic substances, to human health and safety, or to protection of the climate or the emission of greenhouse gases, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), those portions of the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) relating to hazardous substance exposure, Regulation (EC) No. 1907/2006 concerning the Registration, Evaluation, Authorisation and Restriction of Chemicals, the Regulation (EU) 2017/745 on Medical Devices and the Directive on the restriction on the use of certain hazardous substances (Directive 2011/65/EU), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any Person which is (or at any relevant time was or will be) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliate service group” with the Company as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Existing Credit Agreement” means that certain $175,000,000 Credit Agreement, dated as of October 19, 2022, by and among, inter alia, the Company, as borrower, the lenders party thereto from time to time and Wells Fargo Bank, National Association, as administrative agent for the lenders.

“FDA” shall mean the United States Food and Drug Administration or any successor thereto.

“Fraud” shall mean common law fraud under Delaware law of the Company, Parent or Merger Sub, as applicable, in the making of the representations and warranties set forth in Article III and Article IV.

“FTC” shall mean the United States Federal Trade Commission or any successor thereto.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal, provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA, National Medical Products Administration and any other domestic or foreign entity that regulates or has jurisdiction over the quality, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Governmental Grant” shall mean any grant, funding, incentive, subsidy, award, participation, exemption, status, cost sharing agreement, or reimbursement arrangement, provided or made available by or on behalf of or under the authority of the Israel Innovation Authority or any related authorities or programs, the Israeli Investment Center, the Israeli Tax Authority, the State of Israel, and any bi-, multi-national, regional or similar program, framework or foundation (including, for example, BIRD), the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority (including, the United States and any state or municipality thereof, and the Costa Rican government).

“Hazardous Substance” shall mean (a) any material, substance or waste that is defined, classified, characterized or otherwise regulated as “hazardous”, “toxic”, a “pollutant”, a “contaminant”, “radioactive” or words of similar meaning or effect and (b) petroleum and its by-products, asbestos, polychlorinated biphenyls, per- and poly-fluorinated substances, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Healthcare Laws” shall mean all applicable Laws administered or issued by the U.S. Department of Health and Human Services, National Health Commission or any similar Governmental Authority, including all Laws relating to the development, testing, manufacture, marketing, distribution or promotion of the Company Products, including: (i) the FDCA and other similar Laws in other jurisdictions, (ii) Laws pertaining to health care fraud and abuse, kickbacks and physician self-referral, including state and Federal Anti-Kickback Statutes (42 U.S.C. §§ 1320a-7b(b), et seq. and their implementing regulations) and the related Safe Harbor Regulations, (iii) Laws pertaining to submission of false claims to governmental or private health care payors (31 U.S.C. §§ 3729, et seq. and its implementing regulations), (iv) the Public Health Service Act of 1944, (v) applicable Laws relating to government health care programs, private health care plans, or the privacy, security and confidentiality of patient health information, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, (vi) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws, (vii) transparency Laws (including The Physician Payments Transparency Requirements of the Affordable Care Act (codified at 42 U.S.C. § 1320a-7h) and its implementing regulations) relating to reporting of direct or indirect payments and transfers of value provided to physicians and teaching hospitals and (viii) any and all other comparable state, local, federal or foreign health care Laws.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available Software or services that are generally available on nondiscriminatory pricing terms; (b) non-exclusive licenses or rights granted by the Company or any of its Subsidiaries in connection with the sale of products (including Company Products) to customers or distributors of the Company or any of its Subsidiaries entered into in the ordinary course of business; (c) non-disclosure agreements, employment agreements, consulting services agreements, material transfer agreements and other agreements entered into in the ordinary course of business, in each case, that do not transfer ownership of material Intellectual Property, or contain rights to use material Intellectual Property for the research, supply, manufacturing, development or commercialization of products (other than on behalf of, or for the benefit of, any member of the Company Group); (d) Contracts granting to the Company or any of its Subsidiaries a license, ownership or other rights in and to incidental rights (e.g., rights in trademarks or feedback but, for the avoidance, of doubt, excluding rights to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole); (e) Contracts granting service providers a non-exclusive license to incidental rights in the ordinary course of business solely for the provision of such service provider’s services to the Company; and (f) invention assignment and consulting agreements that contain assignments of Intellectual Property rights to the Company or any of its Subsidiaries.

“Indenture” shall mean the Indenture, dated as of August 15, 2023, between the Company and U.S. Bank Trust Company, National Association, as Trustee.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, whether or not copyrightable, including audiovisual works, collective works, Software, compilations, derivative works, websites, literary works and mask works (“Works of Authorship”); (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”); (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations or similar indicia of source or origin, and combinations of the preceding items, in each case, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”); (d) trade secrets, confidential or proprietary information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, business plans, including with respect to regulatory filings relating to investigational or approved medicines or medical devices, Drug Master Files (DMFs), and the like (collectively, “Proprietary Information”); (e) data, including data in databases and data collections (including clinical trial data, knowledge databases, customer lists, and customer databases) (collectively, “Data”); (f) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing; (g) instantiations of any of the foregoing in any form and embodied in any media; and (h) Internet domain names, URLs, user names and social media identifiers, handles and tags (“Internet Properties”).

“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory rights in, arising out of, or associated with any of the following in any jurisdiction: (a) Works of Authorship, including rights granted under the U.S. Copyright Act or analogous foreign common Law or statutory regime; (b) Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including industrial designs, and improvements thereto (whether or not patentable), patents and patent applications (including all reissues, renewals, divisionals, continuations, continuations-in-part, reexaminations, supplemental examinations, inter partes reviews, post-grant oppositions, substitutions and extensions (including supplemental protection certificates) thereof and any disclosures relating thereto); (c) Trademarks, including rights granted under the Lanham Act or analogous foreign common Law or statutory regime, including any registrations and applications for registration thereof, and all goodwill associated therewith; (d) Proprietary Information, including rights granted under the Uniform Trade Secrets Act, Defend Trade Secrets Act of 2016 or analogous foreign common Law or statutory regime; (e) Internet Properties, including any registrations and applications for registrations thereof; (f) rights in Data; (g) all past, present, and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing, including all rights to sue or recover and retain damages, costs or attorneys’ fees; and (h) all other intellectual property or proprietary rights, including moral rights, now known or hereafter recognized in any jurisdiction. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an Effect that (a) was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal.

“IRS” shall mean the United States Internal Revenue Service or any successor thereto.

“IT Systems” shall mean computers, Software, middleware, firmware, servers, workstations, routers, hubs, switches, data communications lines, all other information technology equipment and other information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and all associated documentation, in each case, used by the Company or any of its Subsidiaries.

“Joint Venture” means the joint venture of the Company specified on Section 1.1(a) of the Company Disclosure Letter.

“Joint Venture Agreements” means the agreements relating to the Joint Venture and specified on Section 1.1(b) of the Company Disclosure Letter.

“JV Partner” means the joint venture partner specified on Section 1.1(c) of the Company Disclosure Letter.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(d) of the Company Disclosure Letter after reasonable inquiry; provided, however, with respect to matters related to Intellectual Property, IT Systems, or Personal Data, such reasonable inquiry does not require the individuals in the foregoing clause (a) to perform or obtain (or have performed or obtained) any clearance searches or freedom-to-operate or other legal opinions with respect to Intellectual Property, or conduct (or have conducted) any third-party penetration, audit or similar investigations with respect to such IT Systems or Personal Data and (b) with respect to Parent or Merger Sub, the actual knowledge of the individuals listed on Section 1.1 of the letter delivered by Parent to the Company on the date of this Agreement (the “Parent Disclosure Letter”) after reasonable inquiry.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, claims or suits or (b) litigations, arbitrations or other proceedings, in each of (a) and (b), by or before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, easement, right of way or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“NASDAQ” shall mean The NASDAQ Global Select Market.

“NYSE” shall mean the New York Stock Exchange.

“Open Source Software” shall mean Software licensed to the Company or any of its Subsidiaries pursuant to (a) any license that is, or is substantially similar to a license, approved by the Open Source Initiative (www.opensource.org), (b) any license under which Software is licensed or distributed as “free software”, “open source software” or under similar licensing or distribution models or (c) any license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software or (iv) a requirement that such other Software be redistributable by other licensees.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Participant” shall mean any current or former director, officer or employee of the Company or any of its Subsidiaries or any current or former independent contractor providing services to the Company or any of its Subsidiaries.

“Permit” shall mean franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings by the Company and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other similar liens arising or incurred in the ordinary course of business relating to obligations which are not yet due or payable or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (c) with respect to real property, (i) easements, covenants and rights-of-way (unrecorded and of record) and other similar non-monetary encumbrances and (ii) zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case of clauses (i) and (ii), that are not presently violated and that do not materially detract from the value or marketability of the real property to which it relates or materially impair the ability of the Company or the Subsidiaries to use or operate the real property to which it relates; (d) other than with respect to Intellectual Property Rights, all exceptions, restrictions, imperfections of title or similar Liens that do not, individually or in the aggregate, materially detract from the value or marketability of, or materially and adversely impair the ability of the Company or its Subsidiaries to use, the assets to which they relate; (e) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security Laws; (f) with respect to leased personal property, the terms and conditions of the lease applicable thereto; and (g) with respect to Intellectual Property Rights, non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Data” shall mean (a) any information relating to an identified or identifiable natural person or that is reasonably capable of being used to identify a natural person, including a person’s name, address, phone number, fax number, e-mail address, social security number or other government-issued identifier and (b) any data or information defined as “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information” or “individually identifiable health information” under any applicable Law.

“Plan” shall mean each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) employment, independent contractor, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy, trust, fund or contract, whether written or unwritten, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or with respect to which the Company or any of its Subsidiaries may have any Liability, whether actual or contingent.

“Privacy and Data Security Requirements” shall mean: (a) any Laws regulating the collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, processing, linking, transferring or storing of Personal Data, including but not limited to US federal and state laws, the California Consumer Privacy Act (“CCPA”), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (“HIPAA”), the European Union General Data Protection Regulation (EU) 2016/679 (the “GDPR”), any other Laws implementing the GDPR into national Law, Costa Rica’s Law No. 7975 “Undisclosed Information Law” and Law No. 8968 “Protection & Handling of the Personal Data of Individuals”, and Japan’s Act on the Protection of Personal Information; (b) obligations under all Contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that relate to the collection or processing of Personal Data; (c) all of the Company’s and its Subsidiaries’ written internal or publicly posted policies and representations (including if posted on the Company’s or its Subsidiaries’ websites or provided in connection with the Company’s or its Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification, linkage, protection or processing of Personal Data; and (d) all pre-market and post-market guidance issued by the FDA regarding privacy and cybersecurity.

“Proxy Statement Clearance Date” means the earliest of (i) the first Business Day immediately following the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (ii) the first Business Day that is at least ten calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement and (iii) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Public Health Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Law, Order or formal recommendation by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other virus, infection or infectious or transmissible disease, including the Families First Coronavirus Response Act and the CARES Act.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority in any jurisdiction.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into or through the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Representative” shall mean with respect to any Person, its directors, officers or other employees, Affiliates, or any investment banker, attorney or other agent or representative retained by such Person.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933.

“Security Incident” shall mean any unauthorized access, acquisition, use, disclosure, modification or destruction of Personal Data or other data maintained by or on behalf of the Company or any of its Subsidiaries.

“Software” shall mean all (a) software, firmware, computer programs and applications (whether in source code, object code or other form), (b) algorithms, models and methodologies, and any software implementations thereof, (c) databases and compilations of data, whether machine readable or otherwise, and (d) programmers’ annotations, notes, documentation, specifications, protocols, development tools, product user manuals, training materials and other technology, used to support or develop any of the foregoing categories.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a bona fide written offer for an Acquisition Transaction that did not result from a material breach of Section 5.2 on terms that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be (a) more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (including any changes to the terms and conditions of this Agreement proposed by Parent in writing in a binding offer in response to such proposal) and (b) reasonably likely to be consummated in accordance with its terms, in the case of each of clauses (a) and (b), taking into account all financial, regulatory, legal, financing and other aspects and terms of such offer that the Company Board deems relevant and the Person making such offer; provided, however, that for purposes of the reference to an “Acquisition Transaction” in this definition of a “Superior Proposal,” all references to “twenty percent (20%)” and “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

“Tax” shall mean any tax or similar duty, fee, charge or assessment thereof imposed by a Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Tax Return” shall mean any report, declaration, return, information return, or statement required or permitted to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement.

“Willful Breach” shall mean a material breach of a covenant or obligation set forth in this Agreement that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such action would cause or constitute such material breach of a covenant or obligation set forth in this Agreement.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Anti-Bribery Laws	3.22(a)
Burdensome Condition	6.2(a)
Capitalization Date	3.2(a)
Certificate of Merger	2.3
Certificates	2.8(c)(i)
Change of Recommendation/Termination Notice	5.3(c)
Closing	2.2
Closing Date	2.2

Company Board Recommendation	5.3(a)
Company Board Recommendation Change	5.2(b)
Company Disclosure Letter	Article III
Company Equity Award Schedule	3.2(b)
Company Financial Advisor	3.11
Company SEC Reports	3.7(a)
Company Securities	3.2(c)
Company Stockholder Approval	3.5
Company Stockholders’ Meeting	6.12(b)
Confidentiality Agreement	9.4
D&O Indemnified Party	6.7(a)
Dissenting Company Shares	2.7(c)(i)
Effective Time	2.3
Enforceability Exceptions	3.4
Environmental Permits	3.16
ESPP Purchase Date	2.7(h)
Exchange Fund	2.8(b)
Excluded Shares	2.7(a)(ii)
Existing Offer Period	2.7(h)
FDCA	3.20(a)
Foreign Antitrust Laws	3.6
Leased Real Property	3.18(b)
Material Contract	3.19(a)
Medical Device	3.20(a)
Merger Consideration	2.7(a)(i)
Money Laundering Laws	3.22(b)
New Plans	6.8(b)
Old Plans	6.8(b)
Option Consideration	2.7(d)
Owned Real Property	3.18(a)
Parent Disclosure Letter	1.1
Paying Agent	2.8(a)
Proxy Statement	3.6
Real Property	3.18(a)
Real Property Leases	3.18(b)
Regulatory Permits	3.20(h)
Remedy Actions	6.2(a)
Social Security Act	3.20(e)
Subsidiary Securities	3.2(e)
Surviving Corporation	2.1
Termination Date	8.1(b)(i)
Termination Fee	8.3(b)
Trustee	6.14(c)
Uncertificated Shares	2.8(c)(ii)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith”, “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e) Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f) When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) References to “$” and “dollars” are to the currency of the United States of America.

(i) Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Company Material Adverse Effect” under this Agreement.

(j) “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k) Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person and (iii) references from or through any date mean from and including or through and including, respectively.

(l) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Unless otherwise specified in this Agreement, when calculating the period of time within which, or following which, any action is to be taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded.

(m) Where used with respect to information, the phrases “delivered” or “made available” to Parent or Merger Sub or its Representatives mean that material has been (i) listed and included as an unredacted exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended on the Balance Sheet Date or (ii) posted in the “Project Ascent” virtual data room hosted by Datasite, in each case at least one (1) day prior to the date hereof.

(n) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(o) The word “will” shall be construed to have the same meaning as the word “shall.”

(p) The word “or” shall be disjunctive but not exclusive.

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Closing. The consummation of the Merger (the “Closing”) shall take place by electronic exchange of signatures and documents at 8:00 a.m., New York City time, on the third (3rd) Business Day following the satisfaction (or waiver, if permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), or at such other location, date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

2.3 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and shall take such further actions as may be required to make the Merger effective. The Merger shall become effective at the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger (such time and date being referred to herein as the “Effective Time”).

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL, including Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, subject to the provisions of Section 6.7(a), the certificate of incorporation of the Company shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Bylaws. At the Effective Time, subject to the provisions of Section 6.7(a), the bylaws of the Company shall be amended and restated in its entirety to be in the form of the bylaws of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be Shockwave Medical, Inc.), and as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein, in the certificate of incorporation of the Surviving Corporation or in accordance with applicable Law.

2.6 Directors and Officers.

(a) Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the initial directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b) Officers. The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the initial officers of the Surviving Corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7 Effect on Capital Stock.

(a) Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(i) Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (excluding Excluded Shares and any Dissenting Company Shares) shall be automatically converted into the right to receive $335.00 per share in cash (the “Merger Consideration”), without interest thereon and less any applicable withholding Taxes (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit in the manner provided in Section 2.10).

(ii) Excluded Company Shares. Each Company Share owned by the Company (as treasury stock or otherwise), other than shares held on behalf of third parties, shall be canceled and extinguished without any conversion thereof or consideration paid therefor at the Effective Time by virtue of the Merger. Each Company Share owned by Parent or Merger Sub or by any direct or indirect wholly owned Subsidiary of Parent, Merger Sub or the Company immediately prior to the Effective Time, other than shares held on behalf of third parties, shall automatically be converted into such number of validly issued, fully paid and nonassessable shares (or fractional shares) of common stock of the Surviving Corporation such that each such holder of Company Shares shall own the same percentage of the outstanding common stock of the Surviving Corporation immediately following the Effective Time as such holder owned in the Company immediately prior to the Effective Time. The Company Shares described in this Section 2.7(a)(ii) shall be referred to herein as the “Excluded Shares.”

(iii) Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter be deemed for all purposes to evidence ownership of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Adjustment to the Merger Consideration. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Company Shares or securities convertible into or exchangeable into or exercisable for Company Shares, occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration, the Option Consideration, the PSU Consideration and the RSU Consideration shall be equitably adjusted so as to provide any Company Stockholder and any holder of Company Equity Awards the same economic effect as contemplated by this Agreement prior to such event; provided that, in any case, nothing in this Section 2.7(b) shall be construed to permit the Company to take any action that is prohibited by the terms of this Agreement.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held or beneficially owned by Company Stockholders who are entitled to demand and have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”), shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.7(a), but instead such holder will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or otherwise lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon and less any applicable withholding Tax pursuant to Section 2.8(e), upon surrender of such Company Shares in the manner provided in Section 2.8.

(ii) The Company shall give Parent (A) prompt notice of any demands or purported demands for appraisal received by the Company, withdrawals of such demands or purported demands, and any other documents or instruments delivered or served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to participate in and direct all negotiations and proceedings with respect to the foregoing in respect of Dissenting Company Shares. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make or offer to make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(d) Company Options. Each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option, which amount shall be paid in accordance with Section 2.7(g) (the “Option Consideration”); provided that no Option Consideration shall be payable with respect to any Company Option with a per share exercise price that equals or exceeds the amount of the Merger Consideration and any such Company Option shall be canceled for no consideration.

(e) Company RSU Awards. Each Company RSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time and (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.7(g) (the “RSU Consideration”).

(f) Company PSU Awards. Each Company PSU Award that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash (without interest) equal to the product of (i) the aggregate number of Company Shares underlying such Company PSU Award immediately prior to the Effective Time (assuming attainment of (A) the actual level of performance for performance metrics for which the relevant performance period has been completed as of the Closing Date and (B) the maximum level of performance as determined under the terms of the applicable award agreement as in effect on the date hereof for performance metrics for which the relevant performance period has not been completed as of the Closing Date) and (ii) the Merger Consideration, which amount shall be paid in accordance with Section 2.7(g) (the “PSU Consideration”).

(g) Payment in Respect of Company Equity Awards. As soon as reasonably practicable after the Effective Time (but no later than twenty (20) Business Days after the Effective Time), Parent shall, or shall cause the Surviving Corporation to, pay through the payroll of the Surviving Corporation or its applicable Subsidiary the Option Consideration, RSU Consideration and PSU Consideration, with such amounts to be paid net of any withholding Taxes required to be deducted and withheld by applicable Laws. Notwithstanding the foregoing, to the extent that any such amounts relate to a Company Equity Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Corporation or the applicable Subsidiary shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Equity Award and that will not trigger a Tax or penalty under Section 409A of the Code.

(h) Company ESPP. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering the Company ESPP) shall take all actions as it deems necessary or appropriate to ensure that (i) no Offer Period (as defined in the Company ESPP) under the Company ESPP shall be commenced or extended on or after the date of this Agreement, (ii) beginning on the date of this Agreement, no new participants may join the Company ESPP during the Offer Period in existence under the Company ESPP as of the date of this Agreement (such offer period, the “Existing Offer Period”), (iii) beginning on the date of this Agreement, no participant may increase the amount of his or her payroll deductions with respect to the Existing Offer Period, (iv) if the Effective Time shall occur prior to the end of the Existing Offer Period, all participant contributions under the Company ESPP shall be used to purchase Company Shares no later than five (5) Business Days prior to the expected Effective Time in accordance with the terms of the Company ESPP as if such date was the last day of the Existing Offer Period (such date, the “ESPP Purchase Date”) and (v) the Company ESPP shall terminate in its entirety on the Closing Date and no further rights shall be granted or exercised under the Company ESPP thereafter.

(i) Company Actions; Termination of Company Stock Plans. Prior to the Effective Time, the Company or Company Board (or, if appropriate, any committee administering the Company Stock Plans and Company ESPP), as applicable, shall adopt such resolutions and take such other actions as may be necessary to (i) effectuate the treatment of the Company Equity Awards and the Company ESPP pursuant to this Section 2.7, (ii) ensure that from and after the Effective Time, none of Parent, Merger Sub or the Surviving Corporation will be required to deliver Company Shares to any Person pursuant to, upon exercise or in settlement of Company Equity Awards or in respect of the Company ESPP pursuant to this Section 2.7 and (iii) terminate the Company Stock Plans and all award agreements thereunder, effective as of, and contingent upon, the Effective Time, such that no Company Equity Awards or other rights with respect to Company Shares shall be granted or outstanding following the Effective Time.

2.8 Payment for Company Securities; Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate and appoint a nationally recognized, reputable U.S. bank or trust company (the identity of which shall be subject to the reasonable prior approval of the Company) to act as the paying agent for the Company Stockholders entitled to receive the Merger Consideration pursuant to this Article II (the “Paying Agent”).

(b) Exchange Fund. At or immediately after the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent, for payment to the Company Stockholders pursuant to the provisions of this Article II, an amount of cash equal to the aggregate cash consideration to which the Company Stockholders are entitled under this Article II (which, for the avoidance of doubt, shall not include the Option Consideration, the PSU Consideration or the RSU Consideration). Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Paying Agent, as reasonably directed by Parent (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent or the Surviving Corporation in accordance with Section 2.8(g) and Parent or the Surviving Corporation shall be responsible for any income taxes on such interest and other income. No investment or losses thereon shall affect the consideration to which holders of Company Shares are entitled under this Article II and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article II, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article II. The Exchange Fund shall not be used for any purpose other than as expressly provided in this Agreement.

(c) Payment Procedures.

(i) With respect to any certificate which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”), Parent and the Surviving Corporation shall cause the Paying Agent to mail, promptly following the Effective Time (but in no event later than the fifth (5th) Business Day thereafter), to each holder of record (as of immediately prior to the Effective Time) of such Certificates (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article II. Upon surrender of Certificates (or affidavits of loss in lieu thereof) for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time the Merger Consideration payable for each Company Share represented by such Certificate pursuant to Section 2.7 (less any applicable withholding Tax pursuant to Section 2.8(e)), and the Certificates so surrendered shall forthwith be canceled.

(ii) With respect to non-certificated Company Shares represented in book-entry form (the “Uncertificated Shares”), Parent shall cause the Paying Agent to pay and deliver the Merger Consideration payable therefor (less any applicable withholding Tax pursuant to Section 2.8(e)), in each case promptly following the Effective Time and upon surrender thereof to the Paying Agent by receipt of an “agent’s message” (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) (but in no event later than the fifth (5th) Business Day thereafter). The Company and Parent shall cooperate to, and Parent shall cause the Paying Agent to, (A) deliver to DTC or its nominees, or to holders of Uncertificated Shares, in each case to the extent applicable or required, any notice with respect to the effectiveness of the Merger and any instructions for surrendering Uncertificated Shares and (B) establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as practicable after the Effective Time, upon surrender of Company Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such Uncertificated Share pursuant to Section 2.7.

(iii) The Paying Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares pursuant to this Section 2.8. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated Shares representing any Excluded Shares or Dissenting Company Shares) shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration, without interest thereon, less any applicable withholding Tax pursuant to Section 2.8(e), payable in respect thereof pursuant to the provisions of this Article II.

(d) Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, or established to the reasonable satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. None of Parent, Merger Sub or the Surviving Corporation shall have any liability for any such Taxes in the circumstances described in this Section 2.8(d).

(e) Required Withholding. Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares and Company Equity Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws (including with respect to any amounts treated as interest under Section 483 of the Code). Parent shall reasonably cooperate with the Company to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure any such amounts so withheld are timely and properly remitted to the appropriate Governmental Authority. Any amounts deducted and withheld under this Agreement that are timely and properly remitted to the appropriate Governmental Authority shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Paying Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of Company Shares at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund (including any interest or other amounts earned with respect thereto) that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 2.8 shall thereafter look for payment of the Merger Consideration payable in respect of the Company Shares formerly represented by such Certificates or Uncertificated Shares solely to Parent or the Surviving Corporation, as general creditors thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article II.

2.9 No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled and cease to exist, and (a) each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares (other than Dissenting Company Shares or Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 2.8, (b) each holder of any Dissenting Company Shares shall cease to have any rights with respect thereto, except the rights specified in Section 2.7(c) and (c) each holder of any Excluded Shares shall cease to have any rights with respect thereto, except for the right to receive shares of common stock of the Surviving Corporation if and to the extent set forth in Section 2.7(a)(ii). The Merger Consideration or the consideration specified in Section 2.7(c), as applicable, paid in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed, and thereafter there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

2.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates which immediately prior to the Effective Time represented outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.7 shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Paying Agent, the Merger Consideration payable in respect thereof pursuant to Section 2.7; provided, however, that the Paying Agent, Parent or the Surviving Corporation may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity (which may include the posting of a bond in a reasonable amount) against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent or any of their respective Affiliates with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.11 Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”) or (b) any Company SEC Reports filed with or furnished to the SEC since January 1, 2021 and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Special Note Regarding Forward-Looking Statements” (or other disclosures to the extent predictive, cautionary or forward-looking in nature)), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification.

(a) The Company is duly organized and validly existing under the Laws of the State of Delaware. Each of the Company’s Subsidiaries is duly organized and validly existing under the Laws of its respective jurisdiction of incorporation. The Company is in good standing under the laws of the State of Delaware and has all corporate power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except in each case for such failure to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Each of the Company’s Subsidiaries is in good standing under the laws of its respective jurisdiction of incorporation or organization (to the extent such concepts are recognized in the applicable jurisdiction) and has all corporate or similar power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and to conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. The Company is not in violation of its certificate of incorporation or bylaws, and no Subsidiary of the Company is in violation of its certificate of incorporation or bylaws (or similar governing documents) in any material respect.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 281,274,838 Company Shares and 5,000,000 shares of Company Preferred Stock. As of the close of business on March 31, 2024, (the “Capitalization Date”), (i) 37,507,733 Company Shares were issued and outstanding, (ii) $750,000,000 aggregate principal amount of the Convertible Notes was outstanding with a Conversion Rate (as defined in the Indenture) of 3.4595, (iii) no shares of Company Preferred Stock were issued and outstanding and (iv) no Company Shares were held by the Company in its treasury. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares except pursuant to the exercise of the purchase rights under the Company ESPP, the exercise of Company Options or the settlement of Company RSU Awards or Company PSU Awards outstanding as of the Capitalization Date in accordance with their terms.

(b) As of the close of business on the Capitalization Date, (i) 698,519 Company Shares were subject to issuance pursuant to Company Options granted and outstanding, (ii) 1,255,574 Company Shares were subject to issuance pursuant to Company RSU Awards granted and outstanding, (iii) 144,602 Company Shares were subject to issuance pursuant to Company PSU Awards granted and outstanding (assuming maximum achievement of all performance goals), (iv) 4,220,428 Company Shares were reserved for future issuance under the Company Stock Plans and (v) 14,658 Company Shares could be acquired with accumulated payroll deductions under the Company ESPP as of the ESPP Purchase Date (assuming that (A) the ESPP Purchase Date is the last day of the Existing Offer Period, (B) the market price of a Company Share as of the ESPP Purchase Date is equal to the Merger Consideration and (C) payroll deductions continue at the rate in effect as of the Capitalization Date). All of the outstanding Company Shares have been duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound. Section 3.2(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date hereof, for each outstanding Company Equity Award, the name of each holder of each such Company Equity Award, the number of Company Shares subject to each such Company Equity Award (assuming, if applicable, the target and maximum achievement of all performance goals), the grant or issuance date of each such Company Equity Award, the exercise price (if applicable), the Company Stock Plan under which such award was granted, whether each Company Option is intended to be an “incentive stock option” (as defined in Section 422 of the Code) and the expiration date of each Company Option (such list, the “Company Equity Award Schedule”). With respect to each Company Option, the per share exercise price was equal to the fair market value (within the meaning of Section 409A of the Code) of a Company Share on the date of grant and each Company Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies. Each Company Equity Award was granted in accordance with the terms and conditions of the applicable Company Stock Plans, all applicable Laws and any applicable NASDAQ rules or policies. Each Company Equity Award and the Company ESPP may by its terms be treated at the Effective Time as set forth in Section 2.7.

(c) Except for the Company Equity Awards set forth in Section 3.2(b) above, and other than the Convertible Notes and the Capped Call Transactions, there are on the date hereof no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options, warrants, rights or other agreements or commitments requiring the Company to issue, or other obligations of the Company to issue, any capital stock, voting securities or other ownership interests in, or securities convertible into or exchangeable for or with a value that is linked to (including any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests), capital stock or voting securities or other ownership interests in the Company (or, in each case, the economic equivalent thereof) and (iii) obligations requiring the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company (the items in clauses (i), (ii) and (iii), together with the shares of capital stock of the Company, being referred to collectively as “Company Securities”).

(d) Other than pursuant to the Indenture and the Capped Call Documentation, there are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(e) The Company or another of its Subsidiaries is the record and beneficial owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), which shares (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable and (iii) are free of any preemptive rights or any similar right created by applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound, and there are no irrevocable proxies with respect to any such shares. As of the date hereof, with respect to each Subsidiary of the Company, there are no securities, options, warrants, rights or other agreements or commitments or obligations, in each case, of the type described in the definition of Company Securities, with respect to any capital stock, voting securities or other ownership interests in any Subsidiary of the Company (together with the shares of capital stock of the Subsidiaries of the Company, the “Subsidiary Securities”).

(f) Other than the Convertible Notes, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Company Stockholders on any matter.

(g) No Company Shares (or other equity or ownership interests, including any security or other Contract convertible into or exchangeable for any such equity or ownership interest) are held by any Subsidiary of the Company.

3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage of the outstanding equity interests of each such Subsidiary owned by the Company, each of the other Subsidiaries of the Company and any third parties. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest, or any interest convertible into, exercisable for or exchangeable for any of the foregoing, in any Person.

3.4 Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 3.6, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and, assuming the accuracy of the representation set forth in the first sentence of Section 4.6, the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation of the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”). The Company Board, at a meeting duly called and held prior to the date hereof, has: (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement and consummate the Transactions, (ii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, (iii) resolved, subject to the terms and conditions set forth in this Agreement, to recommend that the Company Stockholders adopt this Agreement and (iv) directed that this Agreement and the Transactions be submitted to the Company Stockholders for approval and adoption thereby.

3.5 Stockholder Approval. The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding Company Shares (the “Company Stockholder Approval”), at the Company Stockholders’ Meeting or any adjournment or postponement thereof, is the only vote of the holders of any class or series of the Company’s capital stock necessary under applicable Law and the Company’s certificate of incorporation and bylaws to adopt this Agreement and approve the Merger.

3.6 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder nor the consummation of the Transactions will (a) subject to the receipt of the Company Stockholder Approval, violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries, (b) require any Permit of, or filing with or notification to, any Governmental Authority except (i) as may be required under the HSR Act or any applicable foreign antitrust or competition Laws (“Foreign Antitrust Laws”), (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ, (c) violate, conflict with, or result in a breach of any provisions of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, (d) result in (or, with the giving of notice, the passage of time or otherwise, would result in) the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or a Lien created by Parent or Merger Sub) or (e) subject to the receipt of the Company Stockholder Approval, violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound, except, in the case of clauses (b) through (e), inclusive, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

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3.7 Reports; Financial Statements; Internal Controls and Procedures.

(a) Since January 1, 2021, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, to the extent amended, supplemented or superseded by a subsequent filing prior to the date of this Agreement, as of the date of the last amendment, supplement or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (or, to the extent amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement), none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. The Company has made available to Parent all correspondence with the SEC since January 1, 2021 through the date hereof. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act or except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders’ equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments).

(c) The Company maintains, and at all times since January 1, 2021 has maintained, a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) reasonably designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective.

(d) The Company maintains, and at all times since January 1, 2021 has maintained, disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

(e) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ.

(f) Except for matters resolved prior to the date hereof, since January 1, 2021, (i) none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any of their respective employees, auditors, accountants or other Representatives has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practice, except as would not, individually or in the aggregate, reasonably be expected to be material to the preparation or accuracy of the Company’s financial statements and (ii) neither the Company nor any of its Subsidiaries has had any “material weakness” or “significant deficiency” that has not been resolved to the satisfaction of the Company’s auditors.

3.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities, except (a) for liabilities that are reflected or reserved against in the Balance Sheet, (b) for liabilities incurred in the ordinary course of business since the Balance Sheet Date, (c) for performance obligations on the part of the Company or any of its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder), (d) as incurred in connection with the Transactions and (e) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.9 Absence of Certain Changes.

(a) Since December 31, 2023, the Company and its Subsidiaries have not suffered any Company Material Adverse Effect.

(b) Since December 31, 2023 and until the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (ii) neither the Company nor any of its Subsidiaries has taken any action that would constitute a breach of Section 5.1(y)(v), (vi), (vii), (viii), (x) (in the case of clause (x), solely to the extent such action was not taken in the ordinary course of business consistent with past practice), (xi), (xii), (xiii), (xiv) or (xvi) (or Section 5.1(y)(xviii) with respect to any of the foregoing) had such action been taken after the execution of this Agreement.

3.10 Proxy Statement. The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the Company Stockholders and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the applicable requirements of the Exchange Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any of their Representatives specifically for inclusion or incorporation by reference in the Proxy Statement.

3.11 Brokers; Certain Expenses. No broker, finder, investment banker or financial advisor other than Perella Weinberg Partners LP (the “Company Financial Advisor”) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Transactions based upon agreements made by or on behalf of the Company, any of its Subsidiaries or any of their respective officers, directors or employees. The Company has made available to Parent true, correct and complete copies of all Contracts under which any such fees or commissions are payable and all other contracts related to the engagement of the Company Financial Advisor.

3.12 Employee Benefit and Employee Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each material Plan. With respect to each material Plan, to the extent applicable, true, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all documents constituting such Plan, including amendments thereto, or a written summary in the case of any unwritten Plan; (ii) the most recent annual report on Form 5500 filed with respect to each such Plan for which a Form 5500 filing is required by applicable Law; (iii) the most recent summary plan description for each such Plan and all related summaries of material modifications; (iv) the most recent IRS determination, notification, or opinion letter, if any, received with respect to any applicable Plan; (v) any related Contracts including trust agreements, insurance contracts, and administrative services agreements; and (vi) any material correspondence with the Department of Labor, the IRS or any other Governmental Authority.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has either received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and there are no facts or circumstances that could reasonably be expected to adversely affect such qualification or cause the imposition of a liability, penalty or Tax under ERISA, the Code or other applicable Laws, (ii) each Plan and any related trust has been established, maintained and administered in compliance with its terms and all provisions of ERISA, the Code, the Affordable Care Act and other applicable Law, (iii) the Company, each of its Subsidiaries and, to the Knowledge of the Company, all fiduciaries are and at all times have been in compliance with all Laws relating to the Plans and the provision of compensation and benefits, (iv) no penalties have been assessed or would reasonably be expected to be assessed under the Affordable Care Act with respect to current or former employees of the Company for which the Company has or would reasonably be expected to have any Liability and (v) other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending, or to the Knowledge of the Company, threatened, against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c) No Plan is subject to Title IV or Section 402 of ERISA or Section 412 or 4971 of the Code and neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained or been obligated to contribute to an employee benefit plan that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 or 4971 of the Code. No Plan is, and neither the Company nor any of its ERISA Affiliates has ever contributed to, or been obligated to contribute to, (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (as defined in 29 C.F.R. Section 4001.02) or a plan subject to Section 413(c) of the Code, (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA or applicable state Law) or (iv) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code) or other funded arrangement for the provision of welfare benefits.

(d) No Plan provides for post-retirement or other post-employment benefits (including welfare benefits), other than health care continuation coverage as required by Section 4980B of the Code or any similar Law or ERISA or the full cost of which is borne by the employee or former employee (or any of their beneficiaries).

(e) Except as required under this Agreement, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon occurrence of any additional or subsequent events): (i) result in any compensation or benefits becoming due (including any retention, change in control, severance, termination, unemployment compensation or similar compensation or benefits), or increase the amount of any compensation or benefit due, to any Participant, (ii) result in any acceleration of the time of payment, funding or vesting of any compensation or benefits due to any Participant or under any Plan, (iii) directly or indirectly cause the transfer or setting aside of any material assets to fund any compensation or benefits under any Plan or (iv) result in the payment of any amount or any benefits that could, individually or in combination with any other such payment or benefits, constitute an “excess parachute payment,” as defined in 280G(b)(1) of the Code, or the imposition of an excise tax under Section 4999, to any Participant.

(f) No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any other Person in respect of any Tax (including Federal, state, provincial, territorial, municipal, local and non-U.S. income, excise and other Taxes (including Taxes imposed under Section 4999 or 409A of the Code)) or interest or penalty related thereto.

(g) All Plans that are maintained outside of the United States that provide benefits in respect of any employee of the Company or any of its Subsidiaries who is primarily based outside of the United States (i) have been maintained in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.

(h) Section 3.12(h) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct and complete list of all employees of the Company and its Subsidiaries, including for each such employee, to the extent applicable: (i) name, position or job title, date of hire and work location; (ii) each country and state in which such individual is subject to Tax withholding (with such information to be provided no later than ten (10) Business Days following the date hereof), (iii) base salary and target bonus amount; (iv) part-time, full-time, temporary or other status; and (v) expatriate status and visa status; except to the extent such information is required to be provided on an anonymized basis under applicable Law.

(i) Neither the Company nor any of its Subsidiaries is the subject of any ongoing or pending proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no ongoing, pending, or to the Knowledge of the Company, threatened, (i) labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries or (ii) effort to organize or represent the labor force of the Company or any of its Subsidiaries. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, and there are no labor unions, works councils or other organizations representing any employee of the Company or any of its Subsidiaries.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, employment practices or labor relations, including Laws relating to discrimination, paying and withholding of Taxes, hours of work, the classification of service providers and the payment of wages or overtime wages.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no investigation, review, complaint or proceeding by or before any Governmental Authority or otherwise with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened, nor has the Company or any of its Subsidiaries received any notice from a Governmental Authority indicating an intention to conduct the same.

(l) Since January 1, 2021, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Act of 1988 or any similar state, local or non-U.S. Law) at any single site of employment operated by the Company or any of its Subsidiaries.

(m) Since January 1, 2021, the Company and its Subsidiaries have not received, been involved in or been subject to any written or, to the Knowledge of the Company, unwritten complaints, claims or actions alleging sexual harassment, sexual misconduct or other unlawful harassment or discrimination committed by any director, officer or other managerial employee of the Company or any of its Subsidiaries.

(n) As of the date hereof, no current officer of the Company or its Subsidiaries or any other employee who is a direct report of the Company’s Chief Executive Officer has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company within the twelve (12) month period following the date hereof.

(o) No individual who is an employee, officer or director of the Joint Venture is (i) an employee of the Company or any of its Subsidiaries, (ii) a participant in, or has any rights under (whether actual or contingent), any Plan or (iii) entitled to any payments, compensation or benefits in connection with the consummation of the Transactions (either alone or upon occurrence of any additional or subsequent events).

3.13 Litigation. There is no Legal Proceeding or governmental, regulatory or administrative investigation, audit or inquiry pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries that, as of the date hereof, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and as of the Closing Date, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

3.14 Tax Matters.

(a) (i) The Company and each of its Subsidiaries have timely filed all income and other material Tax Returns required to be filed (taking into account any validly obtained extensions of time within which to file such Tax Returns not exceeding six (6) months) and (ii) all such Tax Returns are true, correct and complete in all material respects. The Company and each of its Subsidiaries have paid all material Taxes due and owing by any of them (whether or not shown as due on such Tax Returns).

(b) There are no audits, examinations, assessments or other proceedings pending or threatened in writing in respect of any material Taxes of the Company or any Subsidiary. Since January 1, 2019, no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction, in each case, except as would not reasonably be expected to create any material liability for Taxes to the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has waived any statute of limitations or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c) The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder.

(d) Since January 1, 2019, neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify as a transaction to which Section 355 or 361 of the Code applies.

(e) Neither the Company nor any of its Subsidiaries has entered into any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1) or any transaction or transactions required to be reported under the European Union Council Directive on cross-border tax arrangements 2018/822 of 25 May 2018 amending Directive 2011/16/EU.

(f) Neither the Company nor any of its Subsidiaries is a party to any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any (i) customary Tax indemnification provisions agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes or (ii) agreements or arrangements solely between or among the Company and one or more of its Subsidiaries) or has any liability for a material amount of Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor. Neither the Company nor any of its Subsidiaries has any liability for Taxes under Section 965 of the Code.

(g) There are no Liens for any material amount of Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.

(h) The Company has complied in all material respects with record maintenance requirements under Section 482 of the Code and similar provisions of foreign Tax law in connection with related party transactions among or between the Company and one or more of its Subsidiaries (or among or between its Subsidiaries).

(i) The Company and its Subsidiaries have not entered into, applied for, requested, accepted, been notified of approval for, elected to participate in or received or become subject to or bound by any requirement or obligation relating to, any Governmental Grant, or amended or terminated, or waived any right or remedy related to, any Governmental Grant, and no event has occurred, and no circumstance or condition resulting from an action or omission to act exists, that would reasonably be expected to give rise to (i) the annulment, revocation, withdrawal, suspension, cancellation, recapture or modification of any Governmental Grant or any benefit available in connection with any Governmental Grant, (ii) the imposition of any limitation on any Governmental Grant or any benefit available in connection with any Governmental Grant or (iii) a requirement that the Company or its applicable Subsidiary return or refund any benefits provided under any Governmental Grant, an acceleration or increase of royalty payments obligation, requirement for past royalties, or obligation to pay additional payments in respect of any Governmental Grant other than prospective on-going royalty payments in connection with the Governmental Grants.

(j) The Company has timely filed a valid election under Section 338(g) of the Code in connection with the acquisition of Neovasc Inc. and its Subsidiaries.

(k) The Company has timely filed a valid designation under paragraph 111(4)(e) of the Income Tax Act (Canada) in connection with the acquisition of Neovasc Inc. and its Subsidiaries.

3.15 Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2021, in conflict with, in default with respect to or in violation of any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected and (b) except with respect to Regulatory Permits, which are the subject of Section 3.20, and with respect to Environmental Permits, which are the subject of Section 3.16, (i) the Company and each of its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect, (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority threatening to revoke or suspend any such Permit and (iii) the Company and each of its Subsidiaries is in compliance with the terms of such Permits.

3.16 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) each of the Company and its Subsidiaries is, and has been at all times since January 1, 2021, in compliance with all applicable Environmental Laws; (b) each of the Company and its Subsidiaries has obtained and, as applicable, timely renewed or applied for, and is and has been since January 1, 2021 in compliance with, all Permits required under Environmental Laws (“Environmental Permits”); (c) there is no Legal Proceeding, governmental, regulatory or administrative investigation, audit, inquiry or action, or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any Real Property; (d) neither the Company nor its Subsidiaries has received any written notice of any Liability relating to or arising under Environmental Laws; (e) none of the Company or its Subsidiaries is conducting or funding any investigation or remedial action relating to or arising under Environmental Law; (f) to the Knowledge of the Company, there have been no Releases of or exposures to Hazardous Substances (including on or from properties currently or formerly owned, operated or leased by the Company or any of its Subsidiaries) that would reasonably be expected to form the basis of any remedial action, Order, Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action relating to or arising under Environmental Laws involving the Company or any of its Subsidiaries; (g) the Company has provided copies of all Phase I and Phase II environmental site assessments and other material written environmental reports and audits relating to the current or former real property or operations of the Company or its Subsidiaries that are in its possession; and (h) none of the Company or its Subsidiaries is party to any Contract in effect pursuant to which it has agreed to assume, or to indemnify for, any Liabilities relating to or arising out of any Environmental Law. This Section 3.16 shall not relate to Liability or Legal Proceedings for product liability (including product defect) matters arising from the development, manufacture, testing, packaging, labelling, distribution, sale, import, export or marketing of any Medical Device.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all material Company Registered Intellectual Property, together with the name of the current owner(s), the applicable jurisdictions, the application, registration or serial numbers, registrar and registration date. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (i) for each item of Company Registered Intellectual Property, (A) the Company or a Subsidiary of the Company is either (I) the sole and exclusive owner of such item or (II) a joint owner, with the identified co-owner(s), of an equal and undivided ownership interest in such item, (B) such item of Company Registered Intellectual Property is free and clear of all Liens (other than Permitted Liens) and (C) such item of Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, the issued and granted items therein are valid and enforceable. The Company and its Subsidiaries have timely made all filings and payments with Governmental Authorities, including the U.S. Patent and Trademark Office and all other governmental intellectual property offices, as may be necessary or appropriate to preserve, maintain and protect the Company Registered Intellectual Property. Either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses the rights to use, all material Intellectual Property Rights necessary for, or used or held for use in, the operation of their respective businesses as currently conducted; provided, however, that the foregoing shall not be construed as a representation or warranty with respect to infringement, misappropriation or other violation of the Intellectual Property Rights of any Person.

(b) No current or former employee or contractor of the Company or any Subsidiary of the Company owns any rights in or to any Company Intellectual Property Rights developed by such employee or contractor on behalf of the Company or any of its Subsidiaries or during the course of their employment or engagement by the Company or any of its Subsidiaries. Each employee or contractor of the Company or any Subsidiary of the Company who is or was involved in the creation, development or invention of any material Intellectual Property owned by the Company or any Subsidiary of the Company has executed a valid agreement containing an assignment of such employee’s or contractor’s rights to such material Intellectual Property and all corresponding Intellectual Property Rights to the Company or such Subsidiary of the Company. Since January 1, 2021, no current or former employee or contractor of the Company or any of its Subsidiaries has made or threatened to make any claim or challenge against the Company or any of its Subsidiaries in connection with his or her contribution to the discovery, creation or development of any Company Intellectual Property Rights, and, to the Knowledge of the Company, no circumstances exist which would reasonably be expected to lead to any such claim or challenge.

(c) Since January 1, 2021, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Intellectual Property Rights owned, exclusively licensed or purported to be owned by the Company or any of its Subsidiaries, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property. Since January 1, 2021, no such challenge or Legal Proceeding has been threatened in writing against the Company or any Subsidiary of the Company. No Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries, are subject to any Order, stipulation or settlement agreement restricting the use or exploitation thereof.

(d) Since January 1, 2021, neither Company nor any of its Subsidiaries have received any written notice from any third party, and to the Knowledge of the Company, there is no other assertion or threat from any third party, that the operation of the business of the Company or any of its Subsidiaries as is currently conducted, infringes, dilutes, misappropriates or otherwise violates the Intellectual Property Rights of any third party. To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe, dilute, misappropriate or otherwise violate any Intellectual Property Rights of any third party.

(e) To the Knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any material Company Intellectual Property Rights. The Company and its Subsidiaries are not a party to any Legal Proceeding (i) challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or (ii) asserting that the operation of the business of any third party, or any third party’s products or services, infringe, dilute, misappropriate or otherwise violate any Company Intellectual Property Rights.

(f) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution has been used to create any material Company Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries or, to the Knowledge of the Company, licensed to the Company or any of its Subsidiaries, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution obtaining ownership rights in or licenses to use or otherwise exploit such Company Intellectual Property Rights or the right to receive royalties.

(g) The Company and each Subsidiary of the Company have implemented commercially reasonable measures relating to their use of Open Source Software. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each Subsidiary of the Company have complied with the terms and conditions of all licenses, including attribution and notice requirements, for the Open Source Software used by the Company or any Subsidiary, in the operation of their respective businesses as currently conducted or in the Company Products, and have not distributed, licensed or otherwise used any Open Source Software in any manner that could have a “copyleft” effect on or obligate the Company or any Company Subsidiary to disclose or distribute in source code form to any third party, at no charge, or otherwise dedicated to the public, any proprietary Software owned by the Company or any of its Subsidiaries.

(h) The consummation of the Transactions will not result in the loss or impairment of any right of the Company or any Subsidiary of the Company to own, use, practice or otherwise exploit any Company Intellectual Property Rights in a manner that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will, pursuant to any Contract to which the Company or any Subsidiary of the Company is a party, result in the transfer or grant by the Company or such Subsidiary of the Company to any third Person of any ownership interest in or material restriction with respect to any Company Intellectual Property Rights.

(i) Each of the Company and its Subsidiaries uses commercially reasonable efforts consistent with those in the industry in which it operates and as may be required by any applicable Governmental Authority to protect, preserve and maintain the secrecy and confidentiality of its Proprietary Information and, to the Knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any of its Proprietary Information that would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Without limiting the generality of the foregoing, the Company and its Subsidiaries are in possession of the source code and object code for, and documentation applicable to, the current version, and all prior versions still commercially supported by the Company or its Subsidiaries, of the proprietary Software owned by the Company or any of its Subsidiaries included in the Company Products or the websites maintained by the Company or its Subsidiaries.

(j) The Company Products and the IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company or any Subsidiary of the Company in connection with the conduct of its businesses in all material respects, (ii) operate and perform as is necessary to conduct the business of the Company and its Subsidiaries in the manner in which it is currently being conducted, and are sufficient for the current needs of the business and operations of the Company and its Subsidiaries, in each case in all material respects, (iii) since January 1, 2021, have not malfunctioned or failed in a manner that has had a material impact on the Company or any Subsidiary of the Company and (iv) to the Knowledge of the Company, are free from material bugs and other defects, including (A) any virus, “trojan horse”, worm or other Software routines or information technology assets designed to permit unauthorized access or to disable, erase or otherwise harm the Company Products, Software, IT Systems or Data, (B) back door, time bomb, drop dead device or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a person other than the user of the program, (C) other malicious code that is intended to disrupt or disable such Company Products, Software or IT Systems or (D) a vulnerability in Company Products resulting in an “Uncontrolled Risk” as set forth in FDA guidance. The Company and the Subsidiaries of the Company have implemented commercially reasonable backup and disaster recovery technology processes, as well as a commercially reasonable business continuity plan, in each case, consistent in all material respects with customary industry practices. To the Knowledge of the Company, there has been no actual or alleged security breach or material unauthorized access to or use of any of the Company Products or the IT Systems, including any breach resulting in the payment of ransom to a malicious party. The Company and each of its Subsidiaries have implemented commercially reasonable security policies, procedures and practices designed to detect, monitor, and investigate events that indicate a Security Incident may have occurred.

(k) Since January 1, 2021, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each Subsidiary of the Company is and has been in compliance with all Privacy and Data Security Requirements that apply to the Company or to such Subsidiary of the Company, respectively, (ii) the Company and each Subsidiary of the Company has used commercially reasonable efforts to protect the confidentiality, integrity, availability and security of Personal Data and other data that the Company or any of the Subsidiaries of the Company (or any Person acting on behalf of the Company or the Subsidiaries of the Company) collect, store, use or maintain for the conduct of their businesses and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such data by any other Person, including, without limitation, reasonable backup, security and disaster recovery technology procedures, and has timely and reasonably remediated any audit findings relating to its security safeguards, (iii) neither the Company nor any Subsidiary of the Company has been legally required to provide any notices to any Person in connection with a disclosure of Personal Data or Security Incident, nor has the Company or any Subsidiary of the Company provided any such notice, (iv) there are no Legal Proceedings or inquiries or audits by data protection authorities pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company alleging a violation of any Person’s Personal Data or privacy rights or any other violations of Privacy and Data Security Requirements and (v) there has not been any unauthorized access, use, modification or disclosure of any Personal Data or other data owned, used, collected, maintained or controlled by or on behalf of the Company or any of its Subsidiaries, nor has there been any unauthorized access, use, modification or disclosure of such data that would constitute a breach for which notification to any Person is required under any applicable Privacy and Data Security Requirements. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, Personal Data collected, stored and processed by the Company and the Subsidiaries of the Company can be used after the Closing in the manner substantially the same as currently used by the Company and the Subsidiaries of the Company and Section 3.17(k) of the Company Disclosure Letter sets forth any material restrictions on Parent’s or its Affiliates’ right to retain, use and disclose such Personal Data for its own purposes after Closing.

3.18 Real Property.

(a) Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of the street addresses and assessed parcel numbers of all the real property that is owned in fee simple by the Company and any of its Subsidiaries and the name of fee owner with respect thereto (the “Owned Real Property” and, together with the Leased Real Property, the “Real Property”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or the applicable Subsidiary has good and marketable fee simple title to the Owned Real Property, free and clear of all Liens, except Permitted Liens. The Company and its Subsidiaries have not leased, subleased or licensed any portion of any Owned Real Property to any Person. Neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any Owned Real Property.

(b) The Company has made available to Parent true, correct and complete copies of all leases, subleases, licenses, occupancy agreements and other agreements under which, as of the date hereof, the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property as tenant, subtenant, licensee or occupant (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto) (such property, the “Leased Real Property” and such leases, subleases, licenses and occupancy agreements, the “Real Property Leases”). Section 3.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all street addresses of the Leased Real Property and the Real Property Leases with respect thereto. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenant, subtenant, licensee or occupant thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default on the part of the Company or, if applicable, its Subsidiaries or, to the Knowledge of the Company, the counterparty thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any Leased Real Property. The Company and its Subsidiaries have not subleased or licensed any portion of any Leased Real Property to any Person.

(c) Except as would not materially detract from the value or materially interfere with the present use of the underlying Real Property, each Real Property is (i) in good operating condition and repair, subject to normal wear and tear, (ii) regularly and properly maintained consistent with reasonably prudent industry practice and standards, (iii) free from any material defects or deficiencies and (iv) suitable for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted. Neither the operation of the Company or any of its Subsidiaries on the Real Property nor such Real Property, including the improvements thereon, violate in any material respect any applicable lease, building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) Except as set forth on Section 3.18(d) of the Company Disclosure Letter, there are no rights of first refusal, options to purchase or other agreements granting to any Person any right to obtain title to all or any material portion of the Real Property.

3.19 Material Contracts.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Merger Sub (or Parent’s outside counsel) true, correct and complete copies of, each Contract (other than Plans listed on Section 3.12(a) of the Company Disclosure Letter), which is in effect as of the date hereof (or pursuant to which the Company or any of its Subsidiaries has any continuing obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i) would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) involves aggregate payments by the Company and its Subsidiaries or aggregate revenue received by the Company and its Subsidiaries under such Contract of more than $3,000,000 in the year ended December 31, 2023;

(iii) contains covenants that (A) limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or any development program, therapeutic area or geographic area, or with respect to any class of products, or with any Person, (B) provide for the grant of any “most favored nation” or similar terms and conditions (including with respect to pricing) by the Company or any of its Subsidiaries, (C) provide for exclusivity obligations or otherwise limit the freedom or right of the Company or any of its Subsidiaries to research, develop, sell, distribute or manufacture any products or services for any other Person, (D) provide for the purchase and supply of a minimum quantity of goods or services, or provide for the purchase and supply of all or substantially all of a certain type of good or service used by the Company or its Subsidiaries from a single vendor and its Affiliates or (E) provide for a guarantee by the Company or any of its Subsidiaries of availability of supply or services;

(iv) grants any rights of first refusal, rights of first option or similar rights or options to purchase or otherwise acquire any interest in any of the properties or assets (other than Intellectual Property Rights) owned by the Company or any of its Subsidiaries;

(v) provides for or governs the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, collaboration, co-promotion, profit-sharing or other similar arrangement or relates to any material grant of manufacturing or commercialization rights with respect to any Company Products, including each Joint Venture Agreement;

(vi) involves (A) the assignment, or grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by a third party for any of its Intellectual Property Rights to the Company or any of its Subsidiaries, other than Incidental Contracts, or (B) the joint research or development of Intellectual Property Rights, products or technology with a third party, in each case, where such Intellectual Property Rights are material to the business of the Company and its Subsidiaries, taken as a whole;

(vii) involves the assignment, or grant of a license, use, option or other right or immunity (including a covenant not to sue or right to enforce or prosecute any patents), by the Company or any of its Subsidiaries of any material Company Intellectual Property Rights licensed to, owned or purported to be owned by the Company or any of its Subsidiaries to any third party, other than Incidental Contracts;

(viii) relates to manufacturing, supply, distribution, marketing, “contract research” or clinical trials and provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $3,000,000 in any prospective twelve (12) month period;

(ix) other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset) having an outstanding principal amount in excess of $1,000,000;

(x) constitutes any acquisition or divestiture Contract that contains covenants (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making of future payments in excess of $3,000,000 in the case of any such Contract;

(xi) involves the settlement of any pending or threatened claim, action or proceeding (A) which (1) will involve payment obligations after the date hereof, or involved payments, in excess of $1,000,000 or (2) will impose, or imposed, any continuing non-monetary obligations on the Company or any of its Subsidiaries, including any monitoring or material reporting obligations to any other Person or (B) with respect to which conditions precedent to the settlement have not been satisfied;

(xii) has been entered into between the Company or any of its Subsidiaries, on the one hand, and any officer, director or affiliate (other than a wholly owned Subsidiary of the Company) of the Company or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any of its Subsidiaries has an obligation to indemnify such officer, director, affiliate or family member (but for the avoidance of doubt not including any Plans);

(xiii) contains any non-competition, non-solicitation or exclusivity commitments that would, after the Closing, be binding upon Parent and its Affiliates (other than the Company and its Subsidiaries) pursuant to the terms thereof;

(xiv) has been entered into with a Governmental Authority other than Contracts entered into in the ordinary course of business with Governmental Authorities in their capacity as a customer of the Company or any of its Subsidiaries;

(xv) relates to any hedging, swap, derivative or similar arrangement;

(xvi) prohibits the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, the pledging of capital stock or other equity interests of the Company or any of its Subsidiaries or prohibits the issuance of any guaranty by the Company or any of its Subsidiaries;

(xvii) provides for any Lien (other than Permitted Liens) upon any real property or other assets of the Company or any of its Subsidiaries;

(xviii) provides for any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries; or

(xix) pertains to the acquisition or disposition of an ownership interest in real property.

Each Contract of the type described in clauses (i) through (xix) above, other than a Plan, is referred to herein as a “Material Contract.”

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by them under each Material Contract and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto. Neither the Company nor any of its Subsidiaries has received any written notice or claim from any third party to any Material Contract of any default, termination or cancellation under any Material Contract. For purposes of this Section 3.19(b) and 5.1(y)(xiii)(B), the term “Material Contract” shall be deemed to include any Contract entered into after the date of this Agreement that, if entered into prior to the date hereof, would qualify as a Material Contract.

3.20 Regulatory Compliance.

(a) Each of the Company and its Subsidiaries is, and has been, in compliance in all material respects with all applicable Healthcare Laws. As to each Company Product subject to the Federal Food, Drug and Cosmetic Act of 1938 (the “FDCA”) or similar Laws in any foreign jurisdiction that is or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, or marketed or sold by or on behalf of the Company or any of its Subsidiaries (each such Company Product, a “Medical Device”), each such Medical Device is being or has been developed, manufactured, tested, packaged, labeled, distributed, imported, exported, marketed or sold in compliance in all material respects with all applicable requirements under the FDCA and similar Laws in any foreign jurisdiction, including those relating to investigational use, premarket clearance, registration and listing, marketing approval to market a Medical Device, good manufacturing practices, quality systems regulations and requirements, ISO requirements, good clinical practices, good laboratory practices, labeling, advertising, record keeping and filing of required reports and security. Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Authority (i) contesting the investigational device exemption, premarket clearance or premarket approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (ii) otherwise alleging any material violation applicable to any Medical Device by the Company or any of its Subsidiaries of any Healthcare Laws.

(b) No Medical Device (i) is under consideration by the Company or, to the Knowledge of the Company, by any Governmental Authority for recall, or (ii) has been recalled, removed, withdrawn, corrected in any material respect, suspended or discontinued by the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise) or by a Governmental Authority. No material proceedings in the United States or outside of the United States (whether completed or pending) seeking the recall (whether voluntary or otherwise), removal, correction, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any licensee or distributor of any Medical Device, nor have any such proceedings been pending at any prior time.

(c) As to each Medical Device of the Company or any of its Subsidiaries for which a premarket notification submission under Section 510(k) of the FDCA, premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been granted, cleared or approved, the Company and its Subsidiaries are currently in compliance in all material respects with applicable Laws, including the FDCA, and specifically and without limitation, 21 U.S.C. §§ 360 and 360e and 21 C.F.R. Parts 807, 812 or 814, respectively, as applicable, and all terms and conditions of such applications.

(d) No material component of any Medical Device manufactured or distributed by the Company or any of its Subsidiaries is (i) adulterated within the meaning of 21 U.S.C. § 351 or similar Laws, (ii) misbranded within the meaning of 21 U.S.C. § 352 or similar Laws or (iii) a product that is in material violation of 21 U.S.C. §§ 360 and 360e or similar Laws.

(e) None of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee, agent or distributor of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Since January 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been, or received notice of action or threat of action to be, convicted of any crime or engaged in any conduct for which debarment, exclusion, suspension, sanction or other disciplinary action is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Since January 1, 2018, none of the Company or any of its Subsidiaries or any of their respective directors or officers, nor, to the Knowledge of the Company, any employee or agent of the Company or any of its Subsidiaries, has been, or received notice of action or threat of action to be, indicted or convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 (the “Social Security Act”), or any similar Law, or otherwise debarred, sanctioned, penalized or disciplined in accordance with such Laws.

(f) Since January 1, 2018, neither the Company nor any of its Subsidiaries has received any notice that the FDA or any other Governmental Authority has (i) commenced, or threatened to initiate, any Legal Proceeding to withdraw its investigational device exemption, premarket clearance or premarket approval or request the recall of any Medical Device, (ii) commenced, or threatened to initiate, any Legal Proceeding to enjoin manufacture or distribution of any Medical Device or (iii) commenced, or threatened to initiate, any Legal Proceeding to enjoin the manufacture or distribution of any Medical Device produced at any facility where any Medical Device is manufactured, tested, processed, packaged or held for sale.

(g) To the Knowledge of the Company, there are no material Legal Proceedings or governmental, regulatory or administrative investigations, audits, inquiries or actions, or any material facts, circumstances or conditions that would reasonably be expected to form the basis for any Legal Proceeding or governmental, regulatory or administrative investigation, audit, inquiry or action, against or affecting the Company or any of its Subsidiaries relating to or arising under, as applicable (i) the FDCA or similar Laws in any jurisdiction, (ii) the Public Health Service Act of 1944, (iii) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services or similar Laws in any jurisdiction or (iv) applicable Laws relating to government health care programs, private health care plans, or the privacy and confidentiality of patient health information in any jurisdiction, including United States federal and state Laws pertaining to the Medicare and Medicaid programs, United States federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral, false claims made to a Governmental Authority or government or private health care program, and United States federal or state Laws pertaining to contracting with the government and similar Laws. Neither the Company nor any of its Subsidiaries is currently a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders or similar agreements with or imposed by any Governmental Authority.

(h) Each of the Company and its Subsidiaries has in effect all material Permits under the FDCA and similar Laws in foreign jurisdictions (such Permits, the “Regulatory Permits”), necessary for it to own, lease and operate its properties and other assets and to carry on its business and operations as presently conducted and as currently proposed by its management to be conducted. There has occurred no material default under, or material violation of, any such Regulatory Permit. The consummation of the Merger, in and of itself, would not cause the violation, revocation or cancellation of any such Regulatory Permit.

(i) The Company is not, nor is any Subsidiary of the Company, a “Covered Entity,” as that term is defined in 45 C.F.R. § 160.103. The Company and its Subsidiaries are not in breach, default, or violation in any material respect under HIPAA and the applicable regulations promulgated thereunder or any applicable state Laws relating to the confidentiality of medical information.

(j) The Company has made available to Parent all substantive correspondence with healthcare regulatory authorities, including any such (i) unofficial correspondence or (ii) correspondence prior to and following a Company Product’s clearance or approval, in any such case that raises any significant regulatory, quality or compliance concern or issue relevant to the Company or any Company Product.

3.21 Insurance. Section 3.21 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries, and the Company has made available to Parent a true, correct and complete copy of all such policies. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit a counterparty’s termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation and (d) no notice of cancellation or termination has been received with respect to any such policy. Such insurance policies are sufficient for compliance by the Company and its Subsidiaries with (i) all requirements of applicable Laws and (ii) all Material Contracts. As of the date hereof, there are no pending or, to the Knowledge of the Company, threatened material claims under any such insurance policies.

3.22 Anti-Bribery; Anti-Money Laundering.

(a) The businesses of each of the Company and each of its Subsidiaries are being, and since January 1, 2019 have been, conducted in material compliance with the U.S. Foreign Corrupt Practices Act of 1977 and other similar applicable anti-bribery Laws in other jurisdictions (together, the “Anti-Bribery Laws”). None of the Company or its Subsidiaries or their respective directors or officers or, to the Knowledge of the Company, employees or agents of the Company or any of its Subsidiaries are in violation, or since January 1, 2019 have been in material violation, of any applicable Anti-Bribery Laws. The Company and its Subsidiaries have maintained accurate books and records and established internal controls and procedures to ensure material compliance with the Anti-Bribery Laws. There are no material Legal Proceedings or internal investigations or, to the Knowledge of the Company, prior, pending or threatened governmental, regulatory or administrative investigations or proceedings by or before any Governmental Authority, in each case, regarding any action or any allegation of any action involving the Company or any of its Subsidiaries with respect to the Anti-Bribery Laws. To the Knowledge of the Company, none of the directors, officers, employees or agents of the Company or any of its Subsidiaries is a government official, political party official or candidate for political office, and there are no known familial relationships between any of the Company’s directors, officers, employees or agents, on the one hand, and any government official, political party official or candidate for political office, on the other hand.

(b) The operations of the Company and its Subsidiaries are being, and since January 1, 2019 have been, conducted in compliance in all material respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all applicable jurisdictions and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). There are no material Legal Proceedings or internal investigations or, to the Knowledge of the Company, prior, pending or threatened governmental, regulatory or administrative investigations or proceedings by or before any Governmental Authority, in each case, regarding any action or any allegation of any action involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws.

(c) The businesses of each of the Company and its Subsidiaries are being, and since January 1, 2019 have been, conducted in material compliance with all applicable economic sanctions or export and import control Laws imposed by any Governmental Authority. Since January 1, 2019, neither the Company nor its Subsidiaries have done any business with, and have not and currently does not have any dealings related to, territories or persons targeted by sanctions. There are no material Legal Proceedings or internal investigations or, to the Knowledge of the Company, prior, pending or threatened governmental, regulatory or administrative investigations or proceedings by or before any Governmental Authority, in each case, regarding any action or any allegation of any action involving the Company or any of its Subsidiaries with respect to any such sanctions or Laws.

3.23 Related Party Transactions. No current director, officer or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.24 Opinion of Financial Advisor of the Company. The Company Board has received the written opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the Company Stockholders (other than holders of Excluded Shares and Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company has been authorized by the Company Financial Advisor to permit the inclusion of its opinion in its entirety and a discussion of such advisor’s analysis in preparing its opinion in the Proxy Statement, subject to such advisor’s satisfaction with such disclosure.

3.25 State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in the first sentence of Section 4.6 are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Transactions, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Transactions.

3.26 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by the Company contained in this Article III and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.2(c)), neither the Company nor any Representative or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates or any of its or their respective businesses, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions, and the Company hereby disclaims any other representations or warranties, express or implied (including any implied warranty of merchantability or fitness for a particular purpose), as to the accuracy or completeness of any other information made (or made available) by itself or any of its Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the Transactions.

(b) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any certificates delivered by Parent or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.3(c)), (a) neither Parent, Merger Sub nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transaction, and the Company is not relying on any representation or warranty of Parent or Merger Sub except for those expressly set forth in this Agreement and (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to the Parent or Merger Sub or their business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized and validly existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own, lease and operate its properties and assets in the manner in which they are currently owned, used or held and conduct its business as currently conducted, except for such failures to be in good standing or have such power and authority that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent. Both Parent and Merger Sub are in compliance with the provisions of their respective certificates of incorporation and bylaws (or similar governing documents).

4.2 Authority. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transactions have been duly and validly authorized by all necessary corporate actions on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the Transactions and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its stockholder(s), and declared it advisable, to enter into this Agreement, and (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Transactions upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote of Parent’s stockholders is necessary to approve this Agreement or any of the Transactions.

4.3 Information Supplied. None of the information provided or to be provided in writing by or on behalf of Parent or Merger Sub or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the Company Stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Representatives specifically for inclusion or incorporation by reference in the Proxy Statement or other required SEC filings.

4.4 Consents and Approvals; No Violation. Except as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the Transactions or the ability of Parent or Merger Sub to fulfill its obligations hereunder, the execution and delivery of this Agreement by Parent or Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the Transactions do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (b) require any Permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required under the HSR Act and any Foreign Antitrust Laws, (ii) the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the filing with the SEC of the Proxy Statement, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (iv) the applicable requirements of NASDAQ and the NYSE, (c) violate, conflict with or result in a breach of any provision of, or require any notice or Consent or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets are bound, or result in the loss of a material benefit or rights under any such Contract, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets or properties are bound.

4.5 Litigation. As of the date hereof, there is no Legal Proceeding or governmental, regulatory or administrative investigation, audit or inquiry pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions. As of the date hereof, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions.

4.6 Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” (as such terms are defined in Section 203 of the DGCL) thereof, is, or has been at any time during the period commencing three (3) years prior to the date hereof, an “interested stockholder” of the Company, as such term is defined in Section 203 of the DGCL. As of the date hereof, none of Parent, Merger Sub nor any of their Affiliates beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Company Shares other than (x) 166,812 Company Shares held by a wholly owned Subsidiary of Parent and (y) shares beneficially owned through mutual funds or benefit or pension plans.

4.7 Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Effective Time will have, available to it, and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration, Option Consideration, PSU Consideration and RSU Consideration, and to pay all related fees and expenses required to be paid by Parent or Merger Sub pursuant to the terms of this Agreement. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the Transactions.

4.8 No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those incidental to its formation or those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

4.9 Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or other fee or commission payable to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by and on behalf of Parent and Merger Sub.

4.10 No Other Representations or Warranties.

(a) Except for the express written representations and warranties made by Parent and Merger Sub contained in this Article IV and in any certificates delivered by Parent or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.3(c)), neither Parent, Merger Sub nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the Transactions, and Parent and Merger Sub hereby disclaim any other representations or warranties, express or implied, as to the accuracy or completeness of any other information made (or made available) by themselves or any of their Representatives with respect to, or in connection with, the negotiation, execution and delivery of this Agreement or the Transactions.

(b) Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III and in any certificates delivered by the Company or any of its Representatives in connection with the Transactions (including as contemplated by Section 7.2(c)), (a) neither the Company, its Subsidiaries nor any of their respective Representatives makes, or has made, any representations or warranties relating to itself or its business, assets, Liabilities, financial condition or results of operations or otherwise in connection with the Transactions, and neither Parent nor Merger Sub is relying on any representation or warranty of the Company except for those expressly set forth in this Agreement or any such certificate, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or any of its Subsidiaries or their business, operations, assets, Liabilities, condition (financial or otherwise) or prospects or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties of the Company unless any such materials or information is the subject of any express representation or warranty set forth in Article III or in any such certificate.

ARTICLE V

COVENANTS OF THE COMPANY

5.1 Conduct of Business of the Company. Except (a) as described in Section 5.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company will use commercially reasonable efforts to, and to cause each of its

Subsidiaries to, conduct its business in all material respects according to its ordinary course of business consistent with past practice, and the Company will use and will cause each of its Subsidiaries to use its commercially reasonable efforts to preserve intact its business organization and to preserve the present relationships with those Persons having significant business relationships with the Company or any of its Subsidiaries (provided that, with respect to clause (x), (i) no action taken by the Company or any of its Subsidiaries with respect to matters addressed specifically by clauses (i)-(xviii) of the following clause (y) shall be deemed a breach of clause (x) unless such action would constitute a breach of such specific provision, and (ii) during any period of full or partial suspension of operations related to COVID-19 or any Public Health Measures, the Company or any of its Subsidiaries may, in connection with COVID-19 or any Public Health Measures, take such actions as are reasonably necessary (A) to protect the health and safety of the Company’s or its Subsidiaries’ employees and other individuals having business dealings with the Company or any of its Subsidiaries or (B) to respond to third-party supply or service disruptions caused by COVID-19 or any Public Health Measures, subject to prior consultation with Parent to the extent reasonably practicable) and (y) the Company will not, and will not permit any of its Subsidiaries to:

(i) adopt any amendments to the certificate of incorporation or bylaws (or similar governing documents) of the Company or any of its Subsidiaries;

(ii) issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or Subsidiary Securities, other than Company Shares issuable (A) upon exercise or settlement of Company Options, Company RSU Awards and Company PSU Awards, or, subject to Section 2.7(h), the purchase of Company Shares under the Company ESPP, in all cases, outstanding on the date hereof and in accordance with their respective existing terms or (B) subject to Section 6.14, upon the conversion of any Convertible Notes or in connection with the Capped Call Transactions;

(iii) acquire or redeem, directly or indirectly, or amend any Company Securities, other than (A) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options outstanding on the date hereof in order to pay the exercise price of such Company Options, (B) the withholding of Company Shares to satisfy Tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Equity Awards outstanding on the date hereof in connection with the forfeiture of such awards or (D) subject to Section 6.14, pursuant to the conversion of any Convertible Notes or in connection with the Capped Call Transactions;

(iv) split, combine or reclassify its capital stock or other equity interests or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock or other equity interests (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company with regard to its capital stock or other equity interests);

(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, any (1) material assets or (2) ownership interest in any Person or any business or division thereof (other than, in each case, with respect to clauses (A)(1) and (A)(2), (i) capital expenditures in accordance with subclause (xi) below and (ii) purchases of components, raw materials or supplies, in each case with respect to this clause (ii), in the ordinary course of business), (B) sell, lease, license, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any material assets of the Company or any of its Subsidiaries (including material Company Intellectual Property Rights and shares in the capital stock or other equity interests of the Company or any of its Subsidiaries), except (1) pursuant to Contracts existing as of, and true, correct and complete copies of which have been made available to Parent prior to, the date of this Agreement and set forth in Section 5.1(y)(v)(B)(1) of the Company Disclosure Letter, (2) dispositions of marketable securities in the ordinary course of business consistent with past practice, (3) transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries and (4) for sales of inventory or abandonments of obsolete or worn-out equipment in the ordinary course of business and consistent with past practice and (5) with respect to Company Intellectual Property, the grant of non-exclusive licenses in the ordinary course of business and in the ordinary course of prosecution at any Intellectual Property office or registrar; provided that the foregoing shall not be construed to include the abandonment of any issued or granted material Company Registered Intellectual Property, or (C) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(vi) incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

(vii) make any loans, advances (other than for ordinary course business expenses or pursuant to the Company’s certificate of incorporation) or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company);

(viii) change any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(ix) (A) change any annual Tax accounting period or method, (B) make, change or revoke any material Tax election, (C) settle or compromise any audit or proceeding in respect of any material Tax Liabilities, except any ordinary-course extension or waiver of an applicable statute of limitations, (D) file any material amended Tax Return, (E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, (F) surrender any right to claim a material Tax refund or (G) enter into any Tax indemnification, sharing, allocation, reimbursement or similar agreement, arrangement or understanding (other than any customary Tax indemnification provisions in agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes);

(x) except as required pursuant to a Plan as in existence as of the date hereof, (A) pay any amount or benefit under, or grant or promise to grant any awards under, any bonus, incentive, performance or other compensation plan, program, agreement or arrangement or Plan (including the grant of any Company Equity Award or other equity or equity-based awards or the removal or modification of any restrictions in any Plan or awards made thereunder); (B) provide for an increase in the compensation or benefits provided to any Participant, other than increases in the ordinary course of business consistent with past practice for individuals with an annual base salary or wages of less than $200,000; (C) establish, adopt, enter into, materially amend or terminate any Plan or any collective bargaining or similar labor Contract (other than the entry into at-will offer letters or, for employees outside the United States, employment agreements that contain standard terms with no more favorable severance entitlements than required by Law for the applicable jurisdiction with any individual with an annual base salary or wages of less than $200,000, in each case in the ordinary course of business consistent with past practice); (D) accelerate the time of payment or vesting of any compensation, rights or benefits, or make any material determinations under any Plan; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Plan; (F) grant any Participant change of control, severance, retention or termination compensation or benefits or provide for any increase thereto; (G) terminate the employment of any employee of the Company or any of its Subsidiaries with an annual base salary or wages of $200,000 or higher, other than terminations for cause (as determined by the Company in the ordinary course of business consistent with past practices); or (H) hire or promote any individual with an annual base salary or wages of $200,000 or higher, other than to replace a departed employee in the ordinary course of business consistent with past practice;

(xi) make or authorize any capital expenditures, or incur any obligations, Liabilities or indebtedness in respect thereof, except for (A) those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been made available to Parent prior to the date of this Agreement and (B) any unbudgeted capital expenditures in an amount not to exceed $5,000,000 in the aggregate;

(xii) settle any suit, action, claim, proceeding or investigation other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $5,000,000 in the aggregate;

(xiii) except in the ordinary course of business consistent with past practice or in connection with any transaction to the extent specifically permitted by any other subclause of this Section 5.1(y), (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract or a Real Property Lease, (B) materially modify, materially amend or terminate (other than expirations in accordance with its terms) any Material Contract or Real Property Lease or waive, release or assign any material rights or claims thereunder or (C) lease, sublease or license any portion of Real Property or otherwise permit, by grant of right, the occupancy of such Real Property by any Person other than the Company and its Subsidiaries;

(xiv) sell or otherwise transfer any rights to any Owned Real Property, or enter into any Contract (including any option agreement, right of first refusal or similar right) (A) granting any Person the right to acquire any Owned Real Property or (B) to acquire any ownership interest in real property;

(xv) abandon, cancel, allow to lapse, fail to renew, fail to maintain, subject to the commercially reasonable judgment of the Company consistent with past practice, fail to diligently pursue applications filed at any Intellectual Property office for or fail to defend, in each case, any material Company Registered Intellectual Property for which the Company or any of its Subsidiaries controls the prosecution or maintenance thereof;

(xvi) initiate or commit to undertake any new clinical trials other than exploratory clinical trials in indications that are agreed upon between Parent and the Company;

(xvii) adopt or implement any stockholder rights plan or similar arrangement; or

(xviii) authorize, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

5.2 No Solicitation.

(a) Subject to Section 5.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, neither the Company nor any of its Subsidiaries shall, nor shall they authorize or permit any of their Representatives to, directly or indirectly (i) solicit, initiate, knowingly encourage, or knowingly facilitate or assist, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees or Representatives of Parent or Merger Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case in connection with, in response to or with the intent to encourage, facilitate or assist the making, submission or announcement of any Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person with respect to any Acquisition Proposal or potential Acquisition Proposal, (iv) adopt, approve or enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding or similar Contract with respect to an Acquisition Transaction or (v) resolve or agree to do any of the foregoing. Subject to Section 5.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company and its Subsidiaries shall, and shall cause its and their Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their

Representatives) conducted prior to the date of this Agreement with respect to any Acquisition Proposal or potential Acquisition Proposal. Promptly after and within one (1) day of the date of this Agreement, the Company will terminate access by any Person (other than Parent, Merger Sub and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Merger Sub and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement.

(b) From the date of this Agreement until the termination of this Agreement pursuant to Article VIII, as promptly as practicable, and in any event within twenty-four (24) hours following receipt of an Acquisition Proposal or any inquiries, proposals or offers relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with written notice thereof, which notice shall indicate the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer, and include the material terms and conditions thereof. Thereafter, the Company shall keep Parent reasonably informed on a prompt and timely basis with respect to the status of or material terms and conditions of any such Acquisition Proposal, inquiry, proposal or offer (including any amendments or proposed amendments to such material terms). The Company shall promptly (and in any event within twenty-four (24) hours following receipt or delivery thereof) provide Parent with copies of all written Acquisition Proposals, and all written inquiries, proposals, offers or other materials (including draft and proposed agreements and draft and proposed financing documents) relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal that, in each case, are either received by the Company or any of its Representatives from the Person(s) making any such Acquisition Proposal, inquiry, proposal or offer or any of its Representatives, or are delivered by the Company or any of its Representatives to such Person(s) or any of its or their Representatives.

(c) Notwithstanding anything to the contrary set forth in this Agreement, if at any time prior to obtaining the Company Stockholder Approval, (i) the Company has received a written, bona fide Acquisition Proposal from any Person after the date of this Agreement that did not result from a material breach of this Section 5.2, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (A), (B) or (C) below would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) enter into an Acceptable Confidentiality Agreement with such Person, (B) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives (provided that (x) the Company shall substantially contemporaneously provide or make available to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to such Person and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and provided Parent a copy of such Acceptable Confidentiality Agreement) and (C) participate and engage in discussions or negotiations with the Person making such Acquisition

Proposal and its Representatives regarding such Acquisition Proposal (and waive such Person’s noncompliance with the provisions of any “standstill” agreement solely to the extent necessary to permit such discussions or negotiations). Prior to or concurrently with the Company first taking any of the actions described in clauses (A), (B) or (C) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d) Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Subsidiary of the Company or any of its or their Representatives shall constitute a breach by the Company of this Section 5.2.

5.3 Company Board Recommendation.

(a) Subject to the terms of this Section 5.3, the Company Board shall recommend that the Company Stockholders vote in favor of and adopt this Agreement (the “Company Board Recommendation”).

(b) Subject to Section 5.3(c), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (ii) approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal or (iii) fail to include the Company Board Recommendation in the Proxy Statement (each of clauses (i), (ii) and (iii), a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change.

(c) Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (i) in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2 or the occurrence of an Intervening Event, effect a Company Board Recommendation Change and (ii) in response to the receipt of a written, bona fide Acquisition Proposal received after the date hereof that did not result from a material breach of Section 5.2, cause or permit the Company or any of the Company’s Subsidiaries to enter into a definitive agreement with respect to such Acquisition Proposal and terminate this Agreement pursuant to Section 8.1(c)(ii); provided that the Company and Company Board may only take an action described in clause (i) or clause (ii) of this Section 5.3(c) if (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii) of its intent to take such action, specifying the reasons therefor, including, in the case of receipt of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (including a copy of all definitive agreements in respect thereof and any other relevant proposed transaction documentation (including any financing commitments)) (a “Change of Recommendation/Termination Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 8.1(c)(ii), the Company negotiates, and causes its Representatives to negotiate, with Parent in good faith (to the extent Parent seeks to negotiate) during such four (4) Business Day period to enable Parent to propose in writing a binding offer to amend the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or cause the applicable Acquisition Proposal to no longer constitute a Superior Proposal and (E) no earlier than the end of such four (4) Business Day period, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any proposed amendments to the terms and conditions of this Agreement proposed in writing in a binding offer by Parent during such four (4) Business Day period, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law (and, in the case of an Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Change of Recommendation/Termination Notice in the case of an Acquisition Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Change of Recommendation/Termination Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 8.1(c)(ii) following delivery of such new Change of Recommendation/Termination Notice shall again be subject to clauses (C) through (E) of the immediately preceding sentence, except that references to four (4) Business Days shall be deemed to be two (2) Business Days.

(d) Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be inconsistent with its fiduciary duties to the Company Stockholders under applicable Law; provided, however, that this Section 5.3(d) shall not permit the Company Board to make a Company Board Recommendation Change except to the extent permitted by Section 5.3(c).

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in all cases subject to Section 6.2, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Transactions, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VII to be satisfied as promptly as practicable after the date of this Agreement, (ii) obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger, (iii) obtain all necessary Consents under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the Transactions and (iv) reasonably cooperate with the other party or parties with respect to any of the foregoing. Notwithstanding anything to the contrary herein, neither party, prior to the Effective Time, shall be required to, and the Company shall not without the consent of Parent, pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments) or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract, or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability, to obtain any Consent of any Person (including any Governmental Authority) under any Contract; provided that, if so requested by Parent, the Company shall agree to any such payment, consideration, security or Liability that is conditioned upon the Closing.

6.2 Antitrust Filings.

(a) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file (x) with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Transactions as required by the HSR Act and (y) any other submission required pursuant to any Foreign Antitrust Law of the jurisdictions set forth on Section 6.2(a) of the Company Disclosure Letter as soon as practicable after the date of this Agreement but with respect to the foregoing clause (x) in no event later than ten (10) Business Days following the date of this Agreement (unless a later date is mutually agreed between the parties). Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of any Foreign Antitrust Law, (iv) cooperate with each other and use their respective reasonable best efforts to contest and resist any Legal Proceeding and to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceedings, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions and (v) use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other applicable Foreign Antitrust Law as soon as practicable, and to avoid any impediment to the consummation of the Transactions under any Antitrust Laws, including (I) proffering and consenting and/or agreeing to the sale, divestiture, licensing or holding separate of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, (II) promptly effecting the disposition, licensing or holding separate of particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries and (III) agreeing to such limitations on the conduct or actions of Parent and/or its Affiliates (including the Surviving Corporation and its Subsidiaries) with respect to any particular assets, categories of assets or portions of any business of the Company or any of its Subsidiaries, in each case, as may be required in order to enable the consummation of the Transactions, including the Merger, to occur as soon as reasonably practicable (and in any event no later than the Termination Date) (the actions referred to in clauses (I), (II) and (III), “Remedy Actions”); provided, however, that (1) neither Parent nor any of its Affiliates shall be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action (x) with respect to any assets, categories of assets or portions of any business of the Company or any of its Subsidiaries if, in each case, any such Remedy Action would, individually or in the aggregate, reasonably be expected to (i) be material to the business, assets or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) be materially detrimental to the benefits Parent and its Affiliates expect as a result of the Merger or (y) for the avoidance of doubt, with respect to any assets, categories of assets or portions of any business of Parent or any of its Affiliates (such effect referred to in clauses (x) and (y), a “Burdensome Condition”) and (2) in no event shall Parent, the Company or their respective Affiliates be required to (and the Company and its Subsidiaries shall not, without the prior written consent of Parent) proffer, consent to or agree to or effect any Remedy Action unless such Remedy Action is conditioned upon consummation of the Merger (provided that, if so requested by Parent, the Company shall agree to take any such Remedy Action that is conditioned upon consummation of the Merger).

(b) Each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the Transactions in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the Transactions, including any proceedings initiated by a private party. If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the Transactions pursuant to the HSR Act or any other Antitrust Law with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and advisable and after consultation with the other party, an appropriate response in substantial compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the parties hereto agree to (i) give each other reasonable advance notice of all pre-arranged substantive meetings and conference calls with any Governmental Authority relating to the Merger, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Merger, (iv) cooperate in the submission or filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other substantive written communications explaining or defending the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all substantive written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger (subject to withholding or redactions to address reasonable privilege or confidentiality concerns), (vi) provide each other (or outside counsel of each party, as appropriate) with copies of all substantive written communications to or from any Governmental Authority relating to the Merger and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust Law or Order under any Antitrust Law), Section 7.1(b) and Section 7.2(d). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on an outside counsel-only (or outside antitrust counsel-only) basis to the extent required under applicable Law and may be subject to redactions to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company or Parent or any of their Subsidiaries. Notwithstanding the foregoing provisions or anything else in this Agreement to the contrary, Parent and the Company shall jointly devise, lead and control all aspects of the parties’ strategy, communications and efforts in furtherance of the parties’ respective obligations pursuant to this Section 6.2, including jointly making any determination relating to whether to extend any waiting, review or comparable period under the HSR Act or any Foreign Antitrust Law (including entering into any agreement with any Governmental Authority not to consummate the Transactions contemplated by this Agreement for some period of time). Parent and the Company shall use their reasonable best efforts to jointly evaluate and consider such determinations, and each of the parties shall consult and cooperate in all respects with one another and consider in good faith the views of one another. Notwithstanding the foregoing, in the event of any disagreement concerning any joint determinations referenced in this Section 6.2, Parent shall make the final determination and Parent’s decision shall prevail and control (and the Company may not take any actions in contravention of such determination by Parent), but without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not enter into any agreement with any Governmental Authority that would have the effect of delaying the consummation of the Merger beyond the Termination Date (without giving effect to any permitted extensions thereof).

(c) Each of Parent, Merger Sub and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 6.2(a) are required to be made, and whether any other Consents not contemplated by Section 6.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the Transactions and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the parties determine are required to be made or obtained in connection with the Transactions. For the avoidance of doubt, nothing in this Section 6.2(c) will affect the condition set forth in Section 7.1(b).

(d) None of Parent, Merger Sub nor any of their controlled Affiliates shall after the date of this Agreement acquire or agree to acquire any rights, business, Person or division thereof (by way of license, merger, consolidation, share exchange, investment or other business combination, asset, stock or equity purchase or otherwise) or enter into or agree to enter into any joint venture, collaboration or other similar arrangement, in each case that would reasonably be expected to prevent, materially delay or materially impair the parties’ ability to obtain the approval of any Governmental Authority under any Antitrust Laws or the expiration or termination of any applicable waiting period with respect to the Transactions.

6.3 Public Statements and Disclosure. The parties agree that the initial press release to be issued with respect to the Transactions shall be in the form heretofore agreed to by the parties. Thereafter, neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or permit its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or NYSE, as applicable, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 6.3 shall not apply to any release or announcement made or proposed to be made by any party with respect to the matters addressed in Sections 5.2 or 5.3; provided further that the parties shall not be required by this Section 6.3 to provide such opportunity to comment to the other party in the event of any dispute between the parties relating to this Agreement. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 6.3, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the Transactions in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 6.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the Transactions.

6.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement or the Transactions, the Company and the Company Board shall grant such approval and take such action as necessary so that the Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

6.5 Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall (and shall cause its Subsidiaries to) afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish reasonably promptly to Parent all information (financial or otherwise) concerning its business, properties and personnel (including for retention planning) as Parent may reasonably request, in each case solely for the purpose of consummating the Transactions or for reasonable integration planning purposes; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (b) the Company reasonably determines access to such documents or information would result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (c) such documents or information relate to the evaluation or negotiation of this Agreement, the Transactions or, subject to Section 5.2 and Section 5.3, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (a) or (b) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 6.5 (i) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries and (ii) shall be subject to the Company’s reasonable security measures and insurance requirements. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5. Nothing in this Section 6.5 shall be construed to require the Company or any of its Subsidiaries or Representatives of any of the foregoing to prepare any reports, analyses, appraisals or opinions that are not readily available.

6.6 Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the Transactions by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.7 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent agrees that it shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless, to the fullest extent permitted under applicable Law, each current or former director and officer of the Company (determined as of the Effective Time), in each case, when acting in such capacity or, while a director or officer of the Company, serving as a director, officer, member, trustee or fiduciary of another entity or enterprise, including a Plan, at the request or benefit of the Company (each, a “D&O Indemnified Party” and, collectively, the “D&O Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any Legal Proceeding in connection with, arising out of or otherwise related to matters existing or occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including actions to enforce this provision or any other indemnification or advancement right of any D&O Indemnified Party, and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law (upon receipt of appropriate undertakings in favor of Parent or the Surviving Corporation to repay such advanced expenses if it is ultimately determined in a final and non-appealable judgment by a court of competent jurisdiction that such D&O Indemnified Party was not entitled to be indemnified pursuant to this sentence). In the event of any such Legal Proceeding, Parent and the Surviving Corporation shall cooperate with the D&O Indemnified Party in the defense of any such Legal Proceeding. For a period of six (6) years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the certificate of incorporation and bylaws of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim. The Surviving Corporation and its Subsidiaries as of the

Effective Time shall (and Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under any indemnification Contracts between any executive, officer or director and the Company in effect prior to the date of this Agreement that are set forth on Section 6.7(a) of the Company Disclosure Letter (and made available to Parent), and shall not amend, repeal or otherwise modify any such Contracts in any manner that would adversely affect in any respect the rights thereunder of any D&O Indemnified Parties.

(b) Prior to the Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, purchase from the Company’s directors’ and officers’ liability and fiduciary liability insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier, a six (6) year prepaid “tail” policy, with terms, conditions, retentions and limits of liability that are no less favorable to the insureds than the coverage provided under the Company’s existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance (a true, correct and complete copy of which has been made available to Parent), with respect to matters arising on or before the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation; provided that the Company shall not pay, and the Surviving Corporation shall not be required to pay, in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of such “tail” policy. If the Company or the Surviving Corporation for any reason fail to obtain such “tail” insurance policies prior to or as of the Effective Time, Parent shall, for a period of six (6) years from the Effective Time, cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company as of the date of this Agreement with the Company’s directors’ and officers’ liability and fiduciary liability insurance carriers as of the date of this Agreement or one or more insurance carriers with the same or better credit rating as such carrier with respect to matters arising on or before the Effective Time; provided that after the Effective Time, Parent shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date of this Agreement in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as practicable for such amount.

(c) Notwithstanding anything herein to the contrary, if any D&O Indemnified Party notifies the Surviving Corporation on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such D&O Indemnified Party, the provisions of this Section 6.7 shall continue in effect with respect to such claim, action, suit, proceeding or investigation until the final disposition thereof.

(d) In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.7.

(e) This Section 6.7 shall survive the consummation of the Merger and is intended to benefit, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and legal representatives, and shall not be terminated or modified in such a manner as to adversely affect in any material respect any D&O Indemnified Party without the written consent of such affected D&O Indemnified Party. The rights provided under this Section 6.7 shall not be deemed to be exclusive of any other rights to which any D&O Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees.

6.8 Employee Matters.

(a) For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee for so long as such Continuing Employee remains in the employment of the Surviving Corporation and its Subsidiaries: (i) a base salary or wage rate, as applicable, that is not less than the base salary or wage rate (as applicable) provided to such Continuing Employee immediately prior to the Effective Time, (ii) an annual cash incentive opportunity that is no less favorable than the annual cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, (iii) severance benefits no less favorable than as set forth on Section 6.8(a) of the Company Disclosure Letter and (iv) other compensation and employee benefits that are substantially comparable in the aggregate to either, at Parent’s election, (A) the other compensation and employee benefits (excluding any equity-based compensation, defined benefit pensions or post-employment health or welfare benefits, and retention, change in control or other one-off payments or benefits) provided to such Continuing Employee immediately prior to the Effective Time or (B) the other compensation and employee benefits provided to similarly situated new hires of Parent and its Affiliates (but subject to Section 6.8(b)); provided that Parent shall only be permitted to provide such other compensation and employee benefits pursuant to this clause (iii)(B) prior to December 31, 2024 if such other compensation and employee benefits are greater in the aggregate than those other compensation and employee benefits described under clause (iii)(A).

(b) To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Parent, the Surviving Corporation or any of their respective Subsidiaries (together, the “New Plans”) is made available to any Continuing Employee on or following the Effective Time, Parent shall cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time (i) for purposes of vesting (but not eligibility or benefit accrual) under Parent’s defined benefit pension plan, (ii) for purposes of eligibility and benefit accrual for vacation and work anniversary service awards under Parent’s vacation program and work anniversary service award programs, (iii) for purposes of eligibility to participate in any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility, vesting and company contributions under Parent’s 401(k) plans and (v) unless covered under another arrangement with or of the Company or any of its Subsidiaries, for benefit calculation purposes under Parent’s severance plan; provided, however, that in the case of each of clauses (i), (ii), (iii), (iv) and (v), such service need not be credited to the extent that it (A) is not taken into account under the analogous Plans before the Effective Time (as reflected in the records of the applicable Plan); or (B) would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall use commercially reasonable efforts to (or shall cause the Surviving Corporation to use commercially reasonable efforts to) ensure that (I) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under any such New Plan replaces coverage under a comparable Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (II) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and/or disability benefits to any Continuing Employee, all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents to the extent they did not apply to the Continuing Employee under the corresponding Old Plan and any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan. For the avoidance of doubt, neither Parent nor any of its Affiliates shall be required to take any action to the extent Parent determines that such action could make a Continuing Employee (or eligible dependent) ineligible for a benefit (for example, if credit for past contributions would make the Continuing Employee ineligible for health savings account contributions from Parent).

(c) Prior to making any broad-based written or material oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters related to the Transactions, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication and the Company shall consider any such comments in good faith.

(d) No later than five (5) Business Days prior to the anticipated Effective Time, the Company shall provide Parent with an updated Company Equity Award Schedule reflecting any changes occurring between the Capitalization Date and the applicable date of delivery and including, with respect to each holder of Company Equity Awards then-outstanding, (i) the Option Consideration, RSU Consideration and PSU Consideration such holder is entitled to receive at the Effective Time pursuant to Section 2.7 and (ii) a good faith estimate of any withholding Taxes required to be deducted and withheld from the Option Consideration, RSU Consideration and PSU Consideration under applicable Laws.

(e) Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Company, the Surviving Corporation or their respective Subsidiaries to terminate, any Continuing Employee for any reason, (ii) constitute an amendment to any Plan or any other compensation or benefit plan, program, policy, agreement or arrangement, (iii) require Parent, the Company, the Surviving Corporation or their respective Subsidiaries to continue any Plan or prevent the amendment, modification or termination thereof after the

Effective Time or (iv) create any obligation of the parties to any Person (other than the other parties hereto) with respect to any employee compensation or benefit plan, program, policy, agreement or arrangement. The provisions of this Section 6.8 are solely for the benefit of the parties to this Agreement. No Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Section 6.8, and no provision of this Section 6.8 shall create such rights in any such Persons.

6.9 Obligations of Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the Transactions upon the terms and subject to the conditions set forth in this Agreement).

6.10 Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company and/or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the Transactions, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Except if the Company Board has made a Company Board Recommendation Change, the Company shall give Parent the opportunity to consult with the Company regarding, or participate in, but not control, the defense or settlement of any such Legal Proceeding. The Company may not enter into any settlement agreement in respect of such Legal Proceeding against the Company and/or its directors or officers relating to this Agreement or any of the Transactions without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.1 or Section 6.1, this Section 6.10 will control.

6.11 Delisting. Each of the parties agrees to cooperate with the other parties in taking, or causing to be taken, all actions necessary to delist the Company Shares from NASDAQ and terminate its registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

6.12 Preparation of the Proxy Statement; Company Stockholders’ Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement (and in any event within ten (10) Business Days) and subject to applicable Law, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. Subject to Section 5.3, the Board of Directors of the Company shall make the Company Board Recommendation to the Company Stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and the resolution of any comments thereto received from the SEC as may be reasonably requested by the Company from time to time. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and NASDAQ. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve any such comments with the SEC, and shall use reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the Proxy Statement Clearance Date. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the Company Stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.

(b) Notwithstanding any Company Board Recommendation Change but subject to Section 6.12(a) and applicable Law and to the extent not prohibited by any Order, the Company shall take all necessary actions in accordance with applicable Law, the certificate of incorporation or bylaws of the Company and the rules of NASDAQ to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as promptly as practicable after the Proxy Statement Clearance Date. The Company shall solicit from the Company Stockholders proxies in favor of the adoption of this Agreement in accordance with the DGCL and, unless the Board of Directors of the Company has effected a Company Board Recommendation Change in accordance with Section 5.3, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval at the Company Stockholders’ Meeting. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders’ Meeting without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed); provided that the Company shall postpone or adjourn the Company Stockholders’ Meeting (i) if the Company Board had determined in good faith (after consultation with outside legal counsel) that it is required by applicable Law to postpone or adjourn the Company Stockholders’ Meeting in order to allow the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders, (ii) to the extent required by a court of competent jurisdiction in connection with any Legal Proceedings in connection with this Agreement or the Transactions (provided that, without the prior consent of Parent, each such postponement or adjournment under this clause (ii) may be for no more than the amount of time specified by such court of competent jurisdiction), (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (including at the reasonable request of Parent in connection with the foregoing); provided that, in the case of clauses (i), (iii) or (iv), without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company Stockholders’ Meeting will not be postponed or adjourned

(x) by more than 30 days after the date on which the Company Stockholders’ Meeting was originally scheduled or (y) to a date that is less than five (5) Business Days prior to the Termination Date. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.

(c) Nothing in this Section 6.12 shall be deemed to prevent the Company or the Board of Directors of the Company or any duly authorized committee thereof from taking any action they are permitted or required to take under, and in compliance with, Section 5.2, Section 5.3 or applicable Law.

6.13 Notice of Certain Events. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, (i) of any notice or other communication received by such party from any Person alleging that the Consent of such Person is or may be required in connection with any of the Transactions, if the subject matter of such communication or the failure of such party to obtain such Consent could be material to the Company, the Surviving Corporation or Parent, (ii) of any Legal Proceeding commenced or, to any party’s Knowledge, threatened against, such party or any of its Affiliates or otherwise relating to such party or any of its Affiliates, in each case relating to any of the Transactions and (iii) if it obtains Knowledge of any breach by such party of its representations, warranties and covenants hereunder that would, individually or in the aggregate, reasonably be expected to lead to the failure of any condition to the other party’s obligations to consummate the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.13 shall not affect the remedies available hereunder to any party. Notwithstanding anything to the contrary in this Agreement, the failure to deliver any such notice, in and of itself, shall not affect any of the conditions to the Merger (or cause any such conditions to fail to be satisfied) or give rise to any right to terminate under Article VIII.

6.14 Credit Facility; Convertible Notes; Capped Call Transactions.

(a) The Company shall deliver to Parent at least one (1) Business Day prior to the Effective Time, an executed customary payoff letter and lien terminations with respect to the Existing Credit Agreement, in each case, in form and substance reasonably acceptable to the Parent, subject to receipt by the Lenders (as defined in the Existing Credit Agreement) of the applicable payoff amount, providing for the release of all Liens related to, and the prepayment, payoff, discharge and termination in full of all obligations outstanding under the Existing Credit Agreement (other than claims that expressly survive termination of the Existing Credit Agreement) (it being understood that the Company shall provide a draft of the payoff letter to Parent at least three (3) Business Days prior to the Effective Time) subject to, and in no event effective unless and until, the occurrence of the Effective Time.

(b) Prior to the Effective Time, at Parent’s written request, the Company shall deliver any notices (including with respect to holders’ rights to require repurchase or conversion of the Convertible Notes) that may be required by the Indenture to be delivered, and use commercially reasonable efforts to take all other actions that may be required to be taken, at or prior to the Effective Time under the Convertible Notes and the Indenture in connection with or as a result of the Transactions, including for the avoidance of doubt as a result of the Transactions constituting a “Fundamental Change” or “Make-Whole Fundamental Change” (as such terms are defined in the Indenture); provided that no such notice shall be required that is not contingent on the occurrence of the Effective Time. The Company shall provide copies of any such notice to Parent prior to delivery and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notice, which comments the Company shall consider in good faith.

(c) The Company shall cooperate with Parent to (i) execute and deliver to the trustee under the Indenture (the “Trustee”) a supplemental indenture to the Indenture, as and to the extent required by the Indenture, to be executed at or prior to the Effective Time, including to provide that as of the Effective Time each holder of Convertible Notes shall have the right to convert such Convertible Notes into the Merger Consideration in accordance with, and subject to, the provisions of the Indenture, and (ii) use commercially reasonable efforts to cause to be executed and delivered to the Trustee an Officers’ Certificate and Opinion of Counsel (each as defined in, and to the extent required by, the Indenture) and any other related documentation required by the Indenture. The Company shall provide copies of such supplemental indentures and other documentation to Parent prior to delivery to the Trustee and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such documentation, which such comments the Company shall consider in good faith.

(d) Prior to the Effective Time, (i) the Company shall take all commercially reasonable actions, including the delivery of any notices or other documents or instruments, reasonably requested by Parent in connection with making elections under, amending, obtaining waivers and/or unwinding or otherwise settling the Capped Call Transactions and (ii) the Company shall use its commercially reasonable efforts to cooperate with Parent in initiating or continuing any discussions, negotiations or agreements with the counterparties to the Capped Call Transactions, including with respect to any cash amounts or Company Shares that may be payable or deliverable to the Company pursuant to the Capped Call Transactions (including upon termination, cancellation or exercise thereof) and any adjustments to the terms of the Capped Call Transactions (including in connection with the announcement of the Transactions). The Company shall keep Parent fully informed of any such discussions and negotiations and shall give Parent the option to participate (or have its representatives participate) in any such discussions and negotiations. The Company shall provide copies of any notices or other documents or instruments to be delivered to the applicable counterparties to the Capped Call Transactions prior to delivery thereto and shall provide Parent and its counsel with a reasonable opportunity to review and to comment on such notices, documents or instruments, which such comments the Company shall consider in good faith.

(e) Notwithstanding anything to the contrary in the foregoing, until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time, the Company shall not, without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed (A) make any amendments, modifications or other changes to the terms of, or agree to any adjustment under or amounts due upon termination, cancellation or settlement of the Capped Call Transactions (other than amendments, modifications or other changes or adjustments conditioned on termination of this Agreement), (B) exercise any right it may have to terminate, or affirmatively cause the early settlement, exercise or cancellation of any of the Capped Call Transactions (other than, in the case of settlement or exercise, in connection with any conversion or exchange under the Convertible Notes), (C) except as contemplated in this Section 6.14, enter into discussions, negotiations or agreements (including with respect to unwinding or termination) with respect to the Capped Call Transactions or (D) make any payments or deliveries with respect to the Capped Call Transactions. Nothing in this Section 6.14 shall require the Company to (A) other than as required under the Capped Call Transactions, pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Capped Call Transactions prior to the occurrence of the Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination, or any other change or modification to any instrument or agreement, in respect of the Capped Call Transactions that is effective prior to the occurrence of the Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the Capped Call Transactions.

6.15 Real Estate Matters. The Company shall, and shall cause its Subsidiaries to, reasonably cooperate with Parent (at the reasonable request and sole expense of Parent) in obtaining, in the event Parent elects to obtain (a) new owner’s title insurance policies (or bringdowns of or endorsements to any of the existing title insurance policies, if available) from a nationally recognized title company selected by Parent, dated as of a date reasonably proximate to the Closing Date, in amounts and with such endorsements determined by Parent, insuring the Company or its Subsidiaries fee simple title interest to each of the Owned Real Properties, as applicable, free and clear of any Liens, other than Permitted Liens, and providing so-called extended coverage and (b) NSPS/ALTA surveys of the Owned Real Properties (or updates to existing NSPS/ALTA surveys, if available) from one or more licensed surveyors selected by Parent, sufficient to allow the title company to remove the “survey exception” from each of the title policies referenced in clause (a) above, dated as of a date reasonably proximate to the Closing Date and certified to Parent, the Company or applicable Subsidiary and the title company. The Company agrees that any such cooperation will include (to the extent practicable and reasonably requested by Parent) using commercially reasonable efforts to (a) cause the removal or discharge of, or, to the extent consistent with prudent title insurance practice, to cause the title company to omit as exceptions or affirmatively insure over in the applicable title insurance policies, any Lien that is not a Permitted Lien, (b) delivery by the Company or applicable Subsidiary of any customary and reasonable affidavits required by the title company to issues its policies (including non-imputation and owner’s affidavits) in form and substance reasonably satisfactory to the Company and the title company, and (c) the granting of access to the applicable Owned Real Properties to the above-referenced surveyor(s) at reasonable times, upon reasonable notice and subject to reasonable limitations. Parent shall be responsible for the cost and expense of the title policies, the surveys and any related service (other than the removal or discharge of any Lien that is not a Permitted Lien) under this Section 6.15. Nothing in this Section 6.15 shall be deemed to require any cooperation which would (i) require the entry by the Company or any of its Subsidiaries into any agreement or commitment that would be effective prior to the Effective Time and that is not contingent on the occurrence of the Effective Time, (ii) unduly cause material interference with the normal operations of the Company and its Subsidiaries, (iii) include any actions that the Company reasonably believes would (A) result in a violation of any Contract (or a waiver of material rights thereunder) or confidentiality agreement or any Law or (B) conflict with or violate the Company’s organizational documents, (iv) require the giving of representations or warranties to any third parties, or require the indemnification of any third parties, in each case by the Company or any of its Subsidiaries (other than those typically provided in so-called “Seller’s Affidavits” or similar agreements required by the applicable title company in connection with the issuance of the above mentioned policy of title insurance to be issued concurrent with or approximate to the Closing), (v) subject any trustee, director, manager, officer or employee of the

Company or any of its Subsidiaries to any actual or potential personal liability or (vi) require the Company or Subsidiaries to make any payment or clear any Liens prior to Closing other than as necessary to issue the above mentioned policy of title insurance (provided that Parent will reimburse the Company for any payments made or costs incurred in connection therewith).

6.16 Joint Venture. To the extent reasonably requested by Parent, the Company will use its commercially reasonable efforts to facilitate discussions between Parent and the JV Partner with respect to the Transactions and the commercial relationship with the JV Partner with respect to the period following the Effective Time. Each of Parent and Merger Sub acknowledges and agrees that (a) neither the Company nor any of its Subsidiaries (including through its director nominee) directly or indirectly controls the Joint Venture, (b) the Company and its Subsidiaries (including through its director nominee) may not be able to cause the Joint Venture to, and cannot guarantee that the Joint Venture will, engage in any such discussions and (c) nothing in this Section 6.16 will require (i) the Company or any of its Subsidiaries to incur any expense or (ii) the Joint Venture or the JV Partner to agree to take, or not to take, any action.

ARTICLE VII

CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver by each of Parent and the Company (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) No Legal Prohibition. No Governmental Authority of competent and applicable jurisdiction shall have (a) enacted, issued or promulgated any Law that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition or (b) issued or granted any Order that is in effect and has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger or imposing a Burdensome Condition.

(b) Regulatory Approvals. (i) The waiting period (and any extensions thereof) applicable to consummation of the Merger under the HSR Act and any voluntary agreement between Parent, on the one hand, and the FTC and DOJ, on the other hand, pursuant to which Parent has agreed not to consummate the Merger until a specified time shall have expired or been terminated without the imposition of a Burdensome Condition and (ii) the approvals and clearances under the Foreign Antitrust Laws of the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Letter applicable to the consummation of the Merger shall have been obtained without the imposition of a Burdensome Condition.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction or waiver by Parent (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company (i) contained in Section 3.9(a) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date, (ii) contained in Section 3.2(a), clauses (i), (ii) and (iii) of the first sentence of Section 3.2(b), and Section 3.2(c) shall be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any de minimis inaccuracies, (iii) contained in the first and third sentences of Section 3.1(a), Section 3.2 (other than Section 3.2(a), clauses (i), (ii) and (iii) of the first sentence of Section 3.2(b), and Section 3.2(c)), Section 3.3, Section 3.4, Section 3.5, Section 3.11 and Section 3.25 shall (A) to the extent qualified by “materiality” or “Company Material Adverse Effect” qualifiers be true and correct in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), or (B) to the extent not so qualified, be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) contained in Article III (other than the representations and warranties listed in the immediately preceding clauses (i), (ii) and (iii)) shall be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer, certifying that the conditions set forth in Sections 7.2(a) and 7.2(b) have been satisfied.

(d) Pending Legal Proceedings. No Legal Proceeding shall be pending under any Antitrust Law brought by any Governmental Authority of competent and applicable jurisdiction that (i) challenges or seeks to make illegal, prohibit or otherwise prevent the consummation of the Merger or (ii) seeks to impose any Burdensome Condition.

7.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger shall be subject to the satisfaction or waiver by the Company (where permissible under applicable Law) on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct (without giving effect to any qualification as to “materiality” set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger.

(b) Compliance with Covenants. Each of Parent and Merger Sub shall have complied with or performed in all material respect any agreement or covenant to be performed, or complied with, by it under this Agreement at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions set forth in Sections 7.3(a) and 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination Prior to the Effective Time. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (it being agreed that the party hereto terminating this Agreement pursuant to this Section 8.1 shall give prompt written notice of such termination to the other party or parties hereto and that any termination by Parent also shall be an effective termination by Merger Sub):

(a) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Effective Time shall not have occurred on or before January 4, 2025 (the “Termination Date”) (provided, however, that if on the original Termination Date any of the conditions set forth in Section 7.1(a) (solely in respect of any Antitrust Law or Order under any Antitrust Law), Section 7.1(b) or Section 7.2(d) shall not have been satisfied or waived, then the Termination Date shall be automatically extended to July 7, 2025 (and all references to the Termination Date herein shall be as so extended)); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties or obligations under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the date of such termination;

(ii) if there exists any Law or Order having the effect set forth in Section 7.1(a) (which, in each case, has become final and non-appealable); provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party hereto (which shall include, in the case of Parent, Parent and Merger Sub) whose material breach of its representations, warranties or obligations under this Agreement shall have been the principal cause of or resulted in the existence of such Law or Order; or

(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(c) by the Company, in the event that:

(i) (A) the Company is not in breach of this Agreement such that Parent has the right to terminate this Agreement pursuant to Section 8.1(d)(i), (B) Parent and/or Merger Sub shall have breached or otherwise failed to perform any of their respective covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall have become or been inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii) prior to obtaining the Company Stockholder Approval, the Company Board shall have determined to terminate this Agreement in accordance with the terms set forth in Section 5.3 in order to concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal; provided that (A) the Company has complied in all material respects with the terms of Section 5.2 and Section 5.3 with respect to such Superior Proposal, and (B) concurrently with and as a condition to such termination, the Company Board pays Parent the Termination Fee payable to Parent pursuant to Section 8.3(b)(ii); or

(d) by Parent in the event that:

(i) (A) Parent and Merger Sub are not in breach of this Agreement such that the Company has the right to terminate this Agreement pursuant to Section 8.1(c)(i), (B) the Company shall have breached or failed to perform any of its covenants, agreements or other obligations under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, which in either case would give rise to the failure of any of the conditions set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (C) such breach, failure to perform or inaccuracy is not capable of being cured by the Termination Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii) (A) a Company Board Recommendation Change shall have occurred or (B) following receipt by the Company of an Acquisition Proposal that is publicly announced or otherwise publicly known, the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation.

8.2 Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the proper and valid termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of this Section 8.2, Section 8.3 and Article IX and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from any liability or damage resulting from any Fraud or Willful Breach of this Agreement that occurs prior to such termination.

8.3 Fees and Expenses.

(a) General. Except as set forth in Section 6.15 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b) Termination Fee. The Company shall pay to Parent $448,000,000 (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i) (A) this Agreement is terminated by Parent or the Company pursuant to (1) Section 8.1(b)(i) (but in the event of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso in Section 8.1(b)(i)) or (2) Section 8.1(b)(iii); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or otherwise shall have become publicly disclosed or publicly known and such Acquisition Proposal shall not have been publicly and unconditionally withdrawn prior to the date that is ten (10) Business Days prior to the termination of this Agreement; and (C) within twelve (12) months following such termination of this Agreement, (x) the Company enters into a definitive agreement with any third party with respect to an Acquisition Transaction and such Acquisition Transaction is subsequently consummated (whether during or after such twelve (12) month period), or (y) an Acquisition Transaction is consummated, in which case the Termination Fee shall be payable concurrently with the consummation of any such Acquisition Transaction;

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii), in which case the Termination Fee shall be payable concurrently with and as a condition to the effectiveness of such termination; or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii), in which case the Termination Fee shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 8.3(b)(i), all references to “twenty percent (20%)” or “eighty percent (80%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “fifty percent (50%).”

(c) Single Payment Only. The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Transfer Taxes. Except as expressly provided in Section 2.8(d), all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with the Transactions shall be paid by Parent and Merger Sub when due.

(e) Termination Fee as Sole and Exclusive Remedy. The parties acknowledge that the agreements contained in Section 8.3(b) are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.3(b), then (i) the Company shall reimburse Parent for all costs and expenses (including disbursements and fees of counsel) incurred in the successful collection of such overdue amount, including in connection with any related Legal Proceedings, and (ii) the Company shall pay to Parent interest on the amount payable pursuant to Section 8.3(b) from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. The payment by the Company of the Termination Fee pursuant to Section 8.3(b), and, if applicable, any payments under this Section 8.3(e), shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 8.3(b) for any and all losses or damages suffered or incurred by Parent or any of its Affiliates or Representatives in connection with this Agreement and the Transactions (and the termination thereof or any matter forming the basis for such termination), including the Merger; provided, however, that nothing in this Section 8.3(e) shall limit the rights or remedies of Parent or any of its Affiliates under Section 9.8(b) or in the case of Fraud or Willful Breach.

8.4 Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the Company Stockholders without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Merger Sub) shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law.

ARTICLE IX

GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 9.2):

(a)	if to Parent or Merger Sub, to:

Johnson & Johnson

One Johnson & Johnson Plaza

New Brunswick, NJ 08933

To the attention of the individuals and at the email addresses specified in Section 9.2(a) of the Parent Disclosure Letter with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP

3 World Trade Center

175 Greenwich Street

New York, New York 10007

Attention:   Damien R. Zoubek

  Jenny Hochenberg

  Sanjay Murti

Email:

(b)	if to the Company, to:

Shockwave Medical, Inc.

5403 Betsy Ross Dr.

Santa Clara, CA 95054

Attention:   General Counsel

Email:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

555 California Street, 12th Floor

Attention:  Douglas N. Cogen

 Bomi Lee

 Christopher N. Gorman

Email:

9.3 Assignment. No party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent; provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not fully and timely perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a Confidential Disclosure Agreement, dated as of March 20, 2024 (the “Confidentiality Agreement”), which will continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto; provided that the Company hereby waives Parent’s obligations under any explicit or implicit “standstill” provisions therein.

9.5 Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto and the documents and instruments and other agreements among the parties hereto) as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Annexes hereto, and the Confidentiality Agreement, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.6 Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7, (b) the right of the Company on behalf of the Company Stockholders and holders of Company Equity Awards (each of which are third-party beneficiaries of this Agreement solely to the extent required to be enforceable and expressly subject to the limitations in this sentence) to, in the Company’s sole and absolute discretion, (i) pursue damages to the extent specific performance is not sought or granted as a remedy (including, to the extent proven and awarded by a court of competent jurisdiction, damages based on loss of the economic benefit of the Merger as contemplated by this Agreement to such holders) or (ii) pursue specific performance as provided in Section 9.8 (provided that in no event shall any such holder be entitled to directly enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement, but rather the Company shall have the sole and exclusive right to do so, in its sole and absolute discretion, as agent for such holders) and (c) from and after the Effective Time, the rights of Company Stockholders and the holders of other Company Equity Awards to receive the Merger Consideration, Option Consideration, PSU Consideration or RSU Consideration, as applicable, as provided in Article II.

9.7 Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

9.8 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach by the Company, on the one hand, or Parent and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand, hereby agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

9.9 Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the Transactions, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware) in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings in respect of any claim based upon, arising out of or relating to this Agreement or the Transactions shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court sitting in New Castle County within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action arising out of or relating to this Agreement or the Transactions in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.12 Disclosure Letter References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The Company Disclosure Letter shall not be deemed to be part of this Agreement but shall instead constitute facts ascertainable incorporated herein by reference for purposes of Section 251 of the DGCL.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

JOHNSON & JOHNSON

By:	/s/ Timothy H. Schmid

Name:	Timothy H. Schmid

Title:	Executive Vice President, Worldwide Chairman, MedTech

SWEEP MERGER SUB, INC.

By:	/s/ Jennifer Kozak

Name:	Jennifer Kozak

Title:	President

SHOCKWAVE MEDICAL, INC.

By:	/s/ Douglas Godshall

Name:	Douglas Godshall

Title:	President and Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SHOCKWAVE MEDICAL, INC.

1.	The name of the corporation is: Shockwave Medical, Inc. (the “Corporation”).

2.

The address of the registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the registered agent at such address is: The Corporation Trust Company.

3.	The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.	The total number of shares of stock, which the Corporation shall have authority to issue, is 10,000 shares of common stock, par value $0.0001 per share.

5.	The Corporation is to have perpetual existence.

6.	In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

7.

To the fullest extent that the laws of the State of Delaware, as they exist on the date hereof or as they may hereafter be amended, permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Neither the amendment or repeal of this provision nor the adoption of any provision of this Amended and Restated Certificate of Incorporation which is inconsistent with this provision shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment, repeal or adoption.

8.	Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer, the ___ day of ________, 2024.

By:

Name:
Title:

A-1

Exhibit 99.1

Johnson & Johnson to Acquire Shockwave Medical

Enhances Johnson & Johnson’s Ability to Transform the Treatment Landscape for Cardiovascular

Disease and Continue to Improve Patient Outcomes

Extends Johnson & Johnson MedTech’s Position in

Highest-Growth, Innovation-Oriented Segments of Cardiovascular Intervention

Accelerates Sales Growth and Accretive to Operating Margin for Both Johnson & Johnson

and Johnson & Johnson MedTech

Conference Call at 8:30 a.m. ET To Discuss Details of the Transaction

NEW BRUNSWICK, N.J. and SANTA CLARA, Calif., April 5, 2024 – Johnson & Johnson (NYSE: JNJ) and Shockwave Medical, Inc. (Nasdaq: SWAV) (“Shockwave”) today announced that they have entered into a definitive agreement under which Johnson & Johnson will acquire all outstanding shares of Shockwave for $335.00 per share in cash, corresponding to an enterprise value of approximately $13.1 billion including cash acquired. The transaction was approved by both companies’ boards of directors.

The acquisition of Shockwave further extends Johnson & Johnson MedTech’s position in cardiovascular intervention and accelerates its shift into higher-growth markets. Cardiovascular intervention is one of the fastest-growing global medtech markets, with significant unmet patient need. With the addition of Shockwave, Johnson & Johnson will expand its MedTech cardiovascular portfolio into two of the highest-growth, innovation-oriented segments of cardiovascular intervention – coronary artery disease (CAD) and peripheral artery disease (PAD). The transaction follows Johnson & Johnson MedTech’s successful acquisitions of Abiomed, a leader in heart recovery, and more recently Laminar, an innovator in left atrial appendage elimination for patients with non-valvular atrial fibrillation (AFib). These acquisitions complement and build on Johnson & Johnson’s established global leadership position in electrophysiology through the Biosense Webster portfolio. Following the close of the transaction, Johnson & Johnson MedTech will be a category leader in four high-growth cardiovascular segments.

Shockwave is a leading, first-to-market provider of innovative intravascular lithotripsy (IVL) technology for the treatment of calcified CAD and PAD. IVL is a minimally invasive, catheter-based treatment for calcified arterial lesions, which can reduce blood flow and cause pain or heart attack. IVL helps restore blood flow by cracking calcium lesions using sonic pressure waves and is used in both CAD and PAD, often in combination with stenting. Shockwave offers the only commercially available IVL technology and has safely, simply, and effectively treated approximately 400,000 patients globally. In addition to its leading IVL platform, Shockwave also recently acquired Neovasc Inc., a company that has developed the Reducer System, a novel product focused on symptom relief of refractory angina. The Reducer System has a growing commercial presence. It is currently undergoing clinical studies in the U.S. and is CE marked in the European Union and the United Kingdom.

Joaquin Duato, Chairman and Chief Executive Officer of Johnson & Johnson, said, “With our focus on Innovative Medicine and MedTech, Johnson & Johnson has a long history of tackling cardiovascular disease – the leading cause of death globally. The acquisition of Shockwave and its leading IVL technology provides a unique opportunity to accelerate our impact in cardiovascular intervention and drive greater value for patients, shareholders and health systems.”

Tim Schmid, Executive Vice President and Worldwide Chairman of Johnson & Johnson MedTech, said, “Shockwave offers a truly differentiated opportunity to further enhance our leadership position in medtech, expand into additional high-growth segments, and ultimately transform the future of cardiovascular treatment. Shockwave’s IVL technology for treating CAD and PAD, and its strong pipeline, are in a class of their own. We look forward to bringing Shockwave’s solutions into Johnson & Johnson MedTech and the hands of more physicians around the world.”

“Shockwave has transformed the treatment of complex calcified arterial disease through the pioneering development of intravascular lithotripsy, and it is our mission to make this remarkable technology available to patients worldwide,” said Doug Godshall, President and CEO of Shockwave. “As part of a larger, more diverse organization, with broad expertise and a core focus on improving patient outcomes, we are confident we will be able to further solidify IVL as the global standard of care for patients. I am deeply grateful to our team members and colleagues whose efforts have made today’s milestone possible; their accomplishments and passion have been extraordinary. I could not think of a better partner and home than Johnson & Johnson as the Shockwave team prepares to write its next exciting chapter.”

Transaction Benefits

•

Solidifies Johnson & Johnson MedTech’s leadership in cardiovascular intervention: IVL is the only technology that can treat both intimal and medial calcification, and Shockwave offers the first and only commercially available IVL platform for CAD and PAD. This acquisition will complement Johnson & Johnson MedTech’s leadership positions in heart recovery (Abiomed) and electrophysiology (Biosense Webster) to make it a category leader in four of the largest and highest-growth medtech markets within cardiovascular intervention.

•

Enhances opportunity to serve patients worldwide through complementary fit with Johnson & Johnson: Shockwave’s IVL and Abiomed’s Impella® heart pump platform play a critical role in complex percutaneous coronary intervention (PCI) procedures. Specifically, IVL is used in approximately 30% of high-risk PCI cases that also use Impella® today. This clinical compatibility, combined with Johnson & Johnson MedTech’s established global commercial infrastructure, provides numerous opportunities to accelerate the adoption of these segment-leading technologies to patients in need.

•

Provides robust pipeline for future growth in underpenetrated markets: Shockwave benefits from a strong pipeline focused on continued innovation and expansion of its product portfolio in CAD and PAD, and the potential use of IVL in new indications, including carotid artery disease and structural heart disease, over the coming years. Shockwave is also evaluating its Reducer System technology in clinical studies to treat patients with refractory angina.

•

Accelerates sales growth: The acquisition of Shockwave accelerates Johnson & Johnson MedTech’s ongoing efforts to increase its presence in high-growth markets with unmet need, while expanding its reach and scale globally. The proposed transaction adds a high-performing business in an underpenetrated category with a strong pipeline and an attractive growth and margin profile. The transaction is expected to accelerate revenue growth for both Johnson & Johnson and Johnson & Johnson MedTech. Shockwave is ultimately expected to become Johnson & Johnson MedTech’s thirteenth priority platform, as defined by annual sales of at least $1 billion.

•

Delivers immediate operational accretion: The transaction will be accretive to operating margin for both Johnson & Johnson and Johnson & Johnson MedTech. Johnson & Johnson expects the transaction to be operationally accretive upon closing, but considering the impact of financing costs, is expected to dilute adjusted earnings per share by approximately $0.10 in 2024 and approximately $0.17 in 2025.

Transaction Details and Path to Completion

Under the terms of the agreement, Johnson & Johnson will acquire all outstanding shares of Shockwave for $335.00 per share in cash through a merger of Shockwave with a wholly owned Johnson & Johnson subsidiary. Johnson & Johnson expects to fund the transaction through a combination of cash on hand and debt.

Johnson & Johnson expects to maintain a strong balance sheet and to continue to support its stated capital allocation priorities of R&D investment, competitive dividends, value-creating acquisitions and strategic share repurchases.

Following the completion of the transaction, Shockwave will operate as a business unit within Johnson & Johnson MedTech, and financials will be reported within Johnson & Johnson MedTech’s Cardiovascular portfolio, which was previously referred to as Interventional Solutions. In addition to his current responsibilities for Abiomed as the Global Head of Heart Recovery, Michael Bodner will assume responsibility for the business upon close. Isaac Zacharias, who has 6 years with Shockwave, most recently serving as President and Chief Commercial Officer, will transition to become Worldwide President of Shockwave, reporting to Michael Bodner. Doug Godshall, Shockwave’s President and Chief Executive Officer, will advise through the transition.

The closing of the transaction is expected to occur by mid-year 2024 subject to the receipt of Shockwave’s shareholder approval, as well as the receipt of applicable regulatory approvals and other customary closing conditions. Following completion of the transaction, Shockwave’s common stock will no longer be listed for trading on the Nasdaq Global Select Market.

Investor Conference Call

Johnson & Johnson and Shockwave will conduct a conference call with investors to discuss the transaction today, April 5, 2024, at 8:30 a.m. ET.

Participant Dial-In: 877-869-3847

Webcast: https://event.webcasts.com/starthere.jsp?ei=1664558&tp_key=36372427f7

A simultaneous webcast of the call for investors and other interested parties may be accessed by utilizing the link provided above. A replay will be available approximately two hours after the live webcast by visiting www.investor.jnj.com or https://ir.shockwavemedical.com.

As previously announced, Johnson & Johnson will also host a conference call for investors at 8:30 a.m. ET on Tuesday, April 16th to review first-quarter results.

In light of the joint conference call today, Shockwave has cancelled its conference call to discuss its financial results for the first quarter of fiscal year 2024, previously scheduled for May 6, 2024, 4:30 EST.

Advisors

J.P. Morgan Securities LLC is serving as financial advisor to Johnson & Johnson and Freshfields Bruckhaus Deringer LLP is serving as legal advisor.

Perella Weinberg Partners is serving as financial advisor to Shockwave and Fenwick & West LLP is serving as legal advisor.

About Johnson & Johnson

At Johnson & Johnson, we believe health is everything. Our strength in healthcare innovation empowers us to build a world where complex diseases are prevented, treated, and cured, where treatments are smarter and less invasive, and solutions are personal. Through our expertise in Innovative Medicine and MedTech, we are uniquely positioned to innovate across the full spectrum of healthcare solutions today to deliver the breakthroughs of tomorrow, and profoundly impact health for humanity. Learn more at https://www.jnj.com/.

About Shockwave Medical, Inc.

Shockwave Medical is a leader in the development and commercialization of innovative products that are transforming the treatment of cardiovascular disease. Its first-of-its-kind Intravascular Lithotripsy (IVL) technology has transformed the treatment of atherosclerotic cardiovascular disease by safely using sonic pressure waves to disrupt challenging calcified plaque, resulting in significantly improved patient outcomes. Shockwave has also recently acquired the Reducer, which is under clinical investigation in the United States and is CE Marked in Europe. By redistributing blood flow within the heart, the Reducer is designed to provide relief to the millions of patients worldwide suffering from refractory angina. Learn more at www.shockwavemedical.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Shockwave Medical by Johnson & Johnson.

In connection with the proposed transaction, Shockwave intends to file relevant materials with the U.S. Securities and Exchange Commission (“SEC”), including Shockwave’s proxy statement in preliminary and definitive form. Promptly after filing the definitive proxy statement, Shockwave will mail the definitive proxy statement and a proxy card to the security holders of Shockwave.

INVESTORS AND SECURITY HOLDERS OF SHOCKWAVE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING SHOCKWAVE’S PROXY STATEMENT (WHEN THEY ARE AVAILABLE), BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.

Investors and security holders of Shockwave are or will be able to obtain these documents (when they are available) free of charge from the SEC’s website at www.sec.gov or free of charge from Shockwave on Shockwave’s website at www.ir.shockwavemedical.com/.

Participants in the Solicitation

Johnson & Johnson and Shockwave and certain of their respective directors and executive officers, under SEC rules, may be deemed to be “participants” in the solicitation of proxies from security holders of Shockwave in connection with the proposed transaction. Information about Johnson & Johnson’s directors and executive officers is set forth in Johnson & Johnson’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 13, 2024, and Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 16, 2024. Information about Shockwave’s directors and executive officers is set forth in Shockwave’s Proxy Statement on Schedule 14A for its 2023 Annual Meeting of Stockholders, which was filed with the SEC on April 21, 2023, and Shockwave’s Current Report on Form 8-K filed with the SEC on January 29, 2024. To the extent holdings of Johnson & Johnson’s or Shockwave’s securities by their respective directors or executive officers have changed since the amounts set forth in such 2024 or 2023 proxy statements, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Investors and security holders of Shockwave are or will be able to obtain these documents free of charge from the SEC’s website at www.sec.gov, from Johnson & Johnson on Johnson & Johnson’s website at www.jnj.com, from Shockwave on Shockwave’s website at www.shockwavemedical.com/ or on request from Johnson & Johnson or Shockwave. Additional information concerning the interests of Shockwave’s participants in the solicitation, which may, in some cases, be different than those of Shockwave’s security holders generally, will be set forth in Shockwave’s proxy statement relating to the proposed transaction when it becomes available.

Cautions Concerning Forward-Looking Statements

•	This communication contains “forward-looking statements” regarding the acquisition of Shockwave by Johnson & Johnson.

•	The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.

•

If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Johnson & Johnson or Shockwave. Risks and uncertainties include, but are not limited to: the risk that the closing conditions for the acquisition will not be satisfied, including the risk that clearance under the Hart-Scott-Rodino Antitrust Improvements Act or other applicable antitrust laws will not be obtained; uncertainty as to the percentage of Shockwave security holders that will vote to approve the proposed transaction at the Shockwave stockholder meeting; the possibility that the transaction will not be completed in the expected timeframe or at all; potential adverse effects to the businesses of Johnson & Johnson or Shockwave during the pendency of the transaction, such as employee departures or distraction of management from business operations; the risk of security holder litigation relating to the transaction, including resulting expense or delay; the potential that the expected benefits and opportunities of the acquisition, if completed, may not be realized or may take longer to realize than expected; challenges inherent in product research and development, including uncertainty of clinical success and obtaining regulatory approvals; uncertainty of commercial success for new products; manufacturing difficulties and delays; product efficacy or safety concerns resulting in product recalls or regulatory action; economic conditions, including currency exchange and interest rate fluctuations; the risks associated with global operations; competition, including technological advances, new products and patents attained by competitors; challenges to patents; changes to applicable laws and regulations, including tax laws and global health care reforms; adverse litigation or government action; changes in behavior and spending patterns or financial distress of purchasers of health care services and products; and trends toward health care cost containment.

•

In addition, there will be risks and uncertainties related to the ability of the Johnson & Johnson family of companies to successfully integrate the programs, products, technologies and employees/operations and clinical work of Shockwave. A further list and description of these risks, uncertainties and other factors and the general risks associated with the respective businesses of Johnson & Johnson and Shockwave can be found in Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 16, 2024, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” in Johnson & Johnson’s most recently filed Quarterly Report on Form 10-Q, in Johnson & Johnson’s subsequent filings with the SEC and in Shockwave’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 26, 2024, including in the sections captioned “Special Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and in Shockwave’s subsequent filings with the SEC. Copies of these filings, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com, www.shockwavemedical.com/ or on request from Johnson & Johnson or Shockwave. Neither Johnson & Johnson nor Shockwave undertakes to update any forward-looking statement as a result of new information or future events or developments, except as required by law.

CONTACTS

Johnson & Johnson

Media Contact:

Ryan Carbain

media-relations@its.jnj.com

Investor Contact:

Tracy Menkowski

investor-relations@its.jnj.com

Shockwave Medical

Media Contact:

Scott Shadiow

+1.317.432.9210

sshadiow@shockwavemedical.com

Investor Contact:

Debbie Kaster

dkaster@shockwavemedical.com